Hawaiian Electric Exhibit 99.1

Terms that are not defined in this Exhibit 99.1 have the definitions of such terms as set forth in the Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.
PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Executive officers of Hawaiian Electric
The executive officers of Hawaiian Electric are listed below. Mr. Ignacio and Ms. Suzuki are officers of Hawaiian Electric subsidiaries rather than of Hawaiian Electric, but are deemed to be executive officers of Hawaiian Electric under SEC Rule 3b-7 promulgated under the 1934 Exchange Act. Hawaiian Electric executive officers serve from the date of their initial appointment until the next annual appointment of officers by the Hawaiian Electric Board (or applicable Hawaiian Electric subsidiary board), and thereafter are appointed for one-year terms or until their successors have been duly appointed and qualified or until their earlier resignation or removal. Hawaiian Electric executive officers may also hold offices with Hawaiian Electric subsidiaries and other affiliates in addition to their current positions listed below.

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Alan M. Oshima	67
Hawaiian Electric President and Chief Executive Officer since 10/14
Hawaiian Electric Director, 2008 to 10/11 and since 10/14
HEI Charitable Foundation President since 10/11
·   Hawaiian Electric Senior Executive Officer on loan from HEI, 5/14 to 9/14
·   HEI Executive Vice President, Corporate and Community Advancement, 10/11 to 5/14
·   Prior to joining the Company: AMO Consulting, Owner and Principal, 2008-10/11;
    Hawaiian Telcom Communications, Inc. (Hawaiian Telcom), Senior Advisor,
     2008-10; Hawaiian Telcom, Senior Vice President, General Counsel and Secretary,
     2005-08

Jimmy D. Alberts	54	Hawaiian Electric Senior Vice President, Customer Service since 8/12 · Prior to joining the Company: Kansas City Power & Light, Vice President – Customer Service, 2007-12
Susan A. Li	57
Hawaiian Electric Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since 12/13
·   Hawaiian Electric Vice President, General Counsel, 10/07 to 12/13
·   Hawaiian Electric Manager, Legal, 5/98 to 10/07
·   Hawaiian Electric Associate General Counsel, 3/90 to 5/98

Stephen M. McMenamin	59
Hawaiian Electric Senior Vice President and Chief Information Officer since 9/09
·   Prior to being appointed to his current officer position at Hawaiian Electric, served as a full-time consultant to Hawaiian Electric in an acting chief information officer capacity from 6/09 to 9/09 and as a part-time information services consultant to Hawaiian Electric from 3/09 to 5/09

Tayne S. Y. Sekimura	52
Hawaiian Electric Senior Vice President and Chief Financial Officer since 9/09
·   Hawaiian Electric Senior Vice President, Finance and Administration, 2/08 to 9/09
·   Hawaiian Electric Financial Vice President, 10/04 to 2/08
·   Hawaiian Electric Assistant Financial Vice President, 8/04 to 10/04
·   Hawaiian Electric Director, Corporate & Property Accounting, 2/01 to 8/04
·   Hawaiian Electric Director, Internal Audit, 7/97 to 2/01
·   Hawaiian Electric Capital Budgets Administrator, 5/93 to 7/97
·   Hawaiian Electric Capital Budgets Supervisor, 10/92 to 5/93
·   Hawaiian Electric Auditor (internal), 5/91 to 10/92

Patricia U. Wong	58
Hawaiian Electric Senior Vice President, Corporate Services since 9/09
·   HEI Vice President, Administration and Corporate Secretary, 4/05 to 9/09
·   HEI Vice President, 1/05 to 4/05
·   Hawaiian Electric Vice President, Corporate Excellence, 3/98 to 1/05
·   Hawaiian Electric Manager, Environmental, 9/96 to 3/98
·   Hawaiian Electric Associate General Counsel, 12/94 to 9/96
·   Hawaiian Electric Corporate Attorney, 5/90 to 12/94

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Jay M. Ignacio	55
Hawaii Electric Light President since 3/08
·   Hawaii Electric Light Manager, Distribution and Transmission, 11/96 to 3/08
·   Hawaii Electric Light Superintendent, Construction & Maintenance, 4/94 to 11/96
·   Hawaii Electric Light Electrical Engineer, 4/90 to 4/94

Sharon M. Suzuki	56
Maui Electric President since 5/12
·   Maui Electric CIS Project Resource Manager, 8/11 to 5/12
·   Maui Electric Manager, Renewable Energy Services, 3/08 to 5/12
·   Maui Electric Manager, Customer Service, 5/04 to 3/08
·   Hawaiian Electric Director, Customer Account Services, 8/02 to 5/04
·   Hawaiian Electric Residential Energy Efficiency Program Manager, 5/00 to 8/02
·   Hawaiian Electric Commercial and Industrial Energy Efficiency Program
         Manager, 6/96 to 5/00
·   Hawaiian Electric Demand-Side Management Analyst, 7/92 to 6/96

Hawaiian Electric Board
The directors of Hawaiian Electric are listed below. Hawaiian Electric directors are elected annually by HEI, the sole common shareholder of Hawaiian Electric, after considering recommendations made by the HEI Nominating and Corporate Governance Committee. Below is information regarding the business experience and certain other directorships for each Hawaiian Electric director, together with a description of the experience, qualifications, attributes and skills that led to the Hawaiian Electric Board’s conclusion at the time of the Form 10-K to which this Hawaiian Electric Exhibit 99.1 is attached that each of the directors should serve on the Hawaiian Electric Board in light of Hawaiian Electric’s current business and structure.
Don E. Carroll, age 73, Hawaiian Electric director since 2011
Hawaiian Electric Audit Committee Member
Hawaiian Electric Non-voting Representative to HEI Compensation Committee
Business experience and other public company and Hawaiian Electric affiliate directorships since 2010

•	Retired Chairman, Oceanic Time Warner Cable Advisory Board, since 2004

•	Director, HEI (parent company of Hawaiian Electric), 1996-2011

•	Director, American Savings Bank, F.S.B. (ASB) (Hawaiian Electric affiliate), 2004-11
Skills and qualifications for Hawaiian Electric Board service

•	38 years of executive and finance management experience, including service as President and Vice President, Finance of Oceanic Cable.

•
Experience with oversight of executive compensation, compensation programs and finance matters from current or past service as Chair of the Compensation Committee for Island Insurance Company, Ltd., as a member of the Compensation Committees of HEI and Pacific Guardian Life, and as a member of the ASB Audit Committee.

•	In-depth knowledge of issues facing Hawaiian Electric gained from 15 years as a director for Hawaiian Electric’s parent company, HEI.

•	Strong understanding of concerns of the communities Hawaiian Electric serves from his lengthy career with Oceanic Cable, which serves the same communities.
Thomas B. Fargo, age 66, Hawaiian Electric director since 2005
Business experience and other public company and Hawaiian Electric affiliate directorships since 2010

•	Chairman of the Board and Compensation and Governance Committee Member, Huntington Ingalls Industries (military shipbuilder), since 2011

•	Owner, Fargo Associates, LLC (defense and homeland/national security consultancy), since 2005

•	CEO, Hawaii Superferry, Inc. (interisland ferry), 2008-09

•	President, Trex Enterprises Corporation (defense research and development firm), 2005-08

•	Commander, U.S. Pacific Command, 2002-05

•	Director since 2005 and Compensation Committee Chair and Nominating and Corporate Governance Committee Member, HEI (parent company of Hawaiian Electric)

•	Director and Audit Committee Member, Matson, Inc., since 2012

•	Director, Alexander & Baldwin, Inc., 2011-12

•	Director, Northrop Grumman Corporation, 2008-11

•	Director, Hawaiian Holdings, Inc., 2005-08
Skills and qualifications for Hawaiian Electric Board service

•	Extensive knowledge of the U.S. military, a major customer of Hawaiian Electric and its subsidiaries and a key driver of Hawaii's economy.

•
Leadership, strategic planning and financial and non-financial risk assessment skills developed over 39 years of leading 9 organizations ranging in size from 130 to 300,000 people and managing budgets up to $8 billion.

•	Experience with corporate governance, including audit, compensation and governance matters, from service on several public and private company boards.
Peggy Y. Fowler, age 63, Hawaiian Electric director since 2009
Hawaiian Electric Audit Committee Member
Business experience and other public company and Hawaiian Electric affiliate directorships since 2010

•	Co-CEO, Portland General Electric Company (PGE), 2009

•	President and CEO, PGE, 2000-08

•	Director and Audit Committee Member, HEI (parent company of Hawaiian Electric), since 2011

•	Chairman of the Board and of the Risk and Governance and Executive Committees since 2012 and director since 2009, Umpqua Holdings Corporation (publicly traded bank holding company)

•	Director, PGE, 1998-2012
Skills and qualifications for Hawaiian Electric Board service

•	35 years of executive leadership, financial oversight and utility operations experience from serving at PGE in senior officer positions, including Chief Operating Officer, President and CEO.

•
Environmental and renewable energy expertise from managing PGE’s environmental department, overseeing initiatives that improved fish passage on multiple Oregon rivers, supervising the construction and integration into PGE’s grid of wind and solar projects, and leading PGE to be ranked #1 by the National Renewable Energy Laboratory for selling more renewable power to residential customers than any other utility in the U.S. for several years during her tenure as PGE’s CEO.

•	Proven management, leadership and analytical skills, including crisis management, risk assessment, strategic planning and public relations skills.

•
Expertise in financial oversight, regulatory compliance and corporate governance from serving as President (1997-2000), CEO (2000-08) and Chair (2001-04) of PGE, as a past director for the Portland Branch of the Federal Reserve Bank of San Francisco and as a director and committee member for several private and public companies, including Umpqua Holdings Corporation.

Timothy E. Johns, age 59, Hawaiian Electric director since 2005
Hawaiian Electric Audit Committee Chair
Business experience since 2010

•	Chief Consumer Officer, Hawaii Medical Service Association (leading health insurer in Hawaii), since 2011

•	President and CEO, Bishop Museum (largest museum in the Pacific), 2007-11
Skills and qualifications for Hawaiian Electric Board service

•
Executive management, leadership and strategic planning skills developed over three decades as a businessperson and lawyer and currently as Chief Consumer Officer of Hawaii Medical Service Association (HMSA).

•
Business, regulatory, financial stewardship and legal experience from his prior roles as President and CEO of the Bishop Museum, Chief Operating Officer for the Estate of Samuel Mills Damon (former private trust with assets valued at over $900 million prior to its dissolution), Chairperson of the Hawaii State Board of Land and Natural Resources, Director of the Hawaii State Department of Land and Natural Resources and Vice President and General Counsel at Amfac Property Development Corp.

•
Corporate governance knowledge and familiarity with financial oversight and fiduciary responsibilities from overseeing the HMSA Internal Audit department, from his prior service as a director for The Gas Company LLC (now

Hawaii Gas) and his current service as a trustee of the Parker Ranch Foundation Trust (charitable trust with assets valued at over $350 million), as a director and Audit Committee Chair for Parker Ranch, Inc., as a director and Audit Committee member for Grove Farm Company, Inc. (privately-held community and real estate development firm operating on the island of Kauai) and on the board of Kualoa Ranch, Inc. (private ranch in Hawaii offering tours and activity packages to the public).
Micah A. Kane, age 45, Hawaiian Electric director since 2012
Business experience since 2010

•	Chief Operating Officer, Pacific Links Hawaii LLC (golf course owner, developer and operator), since 2011

•	Principal, The KANE Group LLC (Hawaii-based company focused on land and financing matters for planned community infrastructure and general business development), since 2010

•	Trustee, Kamehameha Schools ($10 billion Native Hawaiian trust with more than 397,000 acres of land holdings in Hawaii), since 2009

•	Chairman/Director, Department of Hawaiian Home Lands, 2003-09
Skills and qualifications for Hawaiian Electric Board service

•
Executive management, leadership and strategic planning skills from current service as Chief Operating Officer of Pacific Links Hawaii and Trustee of Kamehameha Schools and from prior role as Chairman/Director of the Department of Hawaiian Home Lands.

•
Finance and investment expertise gained through oversight of $10 billion asset portfolio as trustee of Kamehameha Schools and through spearheading bond transactions as Chairman/Director of Department of Hawaiian Home Lands.

•
Experience managing complex capital expenditure projects from overseeing development of master planned communities and from managing annual $150 million capital improvement budget for the Department of Hawaiian Home Lands.

•	Skilled in government affairs, policy development, public relations and crisis management from prior service as Chairman/Executive Director of the Hawaii Republican Party.
Bert A. Kobayashi, Jr., age 44, Hawaiian Electric director since 2006
Business experience since 2010

•	Managing Partner, BlackSand Capital, LLC (real estate investment firm), since 2010

•	President and CEO, Kobayashi Group, LLC, 2001-10, and Partner, since 2001

•	Vice President, Nikken Holdings, LLC, 2003-10
Skills and qualifications for Hawaiian Electric Board service

•
From his leadership of BlackSand Capital, LLC and Kobayashi Group, LLC, Hawaii-based real estate development firms he co-founded, extensive experience with planning, financing and leading large real estate development projects ranging from office buildings to a luxury residential high-rise in downtown Honolulu, Hawaii to a country club on the island of Maui, and experience with executive management, marketing and government relations.

•
Organizational governance and financial oversight experience from his current service as a trustee for a mutual fund (Hawaiian Tax Free Trust, from the Aquila Group of Funds) and the Shane Victorino Foundation, and past board experience with the East-West Center Foundation, the Nature Conservancy of Hawaii and the GIFT Foundation of Hawaii, which he co-founded.

•	Recognized business and community leader in Hawaii, named as “Young Business Leader of the Year” for 2007 by Pacific Business News.
Constance H. Lau, age 62, Hawaiian Electric director since 2006
Hawaiian Electric Chairman of the Board since 2006
Current and prior positions with Hawaiian Electric and its affiliates

•	President and CEO and Director, HEI (parent company of Hawaiian Electric), since 2006

•	Director, ASB Hawaii (affiliate of Hawaiian Electric), since 2006

•	Chairman of the Board since 2006 and Risk Committee member since 2012, ASB (affiliate of Hawaiian Electric)

•	Chairman of the Board and CEO, ASB, 2008-10

•	Chairman of the Board, President and CEO, ASB, 2006-08

•	President and CEO and Director, ASB, 2001-06

•	Senior Executive Vice President and Chief Operating Officer and Director, ASB, 1999-2001

•	Treasurer, HEI, 1989-99

•	Financial Vice President & Treasurer, HEI Power Corp. (former affiliate of Hawaiian Electric), 1997-99

•	Treasurer, Hawaiian Electric, and Assistant Treasurer, HEI, 1987-89

•	Assistant Corporate Counsel, Hawaiian Electric, 1984-87
Other public company and Hawaiian Electric affiliate directorships since 2010

•	Director, HEI, 2001-04 and since 2006

•	Director, Audit Committee Chair and Nominating and Corporate Governance Committee Member, Matson, Inc., since 2012

•	Director, Alexander & Baldwin, Inc., 2004-12
Skills and qualifications for Hawaiian Electric Board service

•
Intimate understanding of the Company from serving in various chief executive, chief operating and other executive, finance and legal positions at HEI and its operating subsidiaries for more than 30 years.

•
Familiarity with current management and corporate governance practices from her current service as a director, Audit Committee Chair and Nominating and Corporate Governance Committee member for Matson, Inc. and as a director of AEGIS Insurance Services, Inc.

•
Experience with financial oversight and expansive knowledge of the Hawaii business community and the local communities that comprise the Company’s customer bases from serving as a director for various local industry, business development, educational and nonprofit organizations.

•	Utility industry knowledge from serving as a director or task force member of the Edison Electric Institute, Electric Power Research Institute and federal Electricity Subsector Coordinating Council.

•
Nationally recognized leader in the fields of infrastructure and energy, demonstrated by her appointment by President Obama to the National Infrastructure Advisory Council, which she currently chairs, membership on the federal Electricity Subsector Coordinating Council, receipt of the 2011 Woman of the Year award from the Women’s Council on Energy and the Environment, and naming as a C3E Energy Ambassador by the U.S. Department of Energy.

Alan M. Oshima, age 67, Hawaiian Electric director 2008-11 and since 2014
Current and prior positions with Hawaiian Electric

•	President and CEO, Hawaiian Electric, since October 2014

•	President, HEI Charitable Foundation (affiliate of Hawaiian Electric), since 2011

•	Senior Executive Officer on loan from HEI (parent company of Hawaiian Electric) to Hawaiian Electric, May-September 2014

•	Executive Vice President, Corporate and Community Advancement, HEI, 2011-May 2014
Other public company and Hawaiian Electric affiliate directorships since 2010

•	Director, Hawaiian Telcom Communications, Inc. (Hawaiian Telcom), 2008-10
Skills and qualifications for Hawaiian Electric Board service

•
Deep understanding of Hawaiian Electric from his prior service on the Company's board and from his roles as HEI Executive Vice President, Corporate and Community Advancement and President, HEI Charitable Foundation, and from his service as a loaned executive to Hawaiian Electric from May to October 2014.

•
More than three decades of public utilities regulatory experience in Hawaii, including through overseeing regulatory matters for Hawaiian Telcom, and from his years of private law practice, in which he specialized in public utility regulation and was named one of America’s Best Lawyers in public utility law.

•
Longstanding involvement in and knowledge of the communities Hawaiian Electric and its subsidiaries serve, having served on the boards of several community organizations and having worked for many years to strengthen public education in Hawaii, including through his service as Chairman of Hawaii 3Rs, a director of The Learning Coalition, a director of Hawaii Institute of Public Affairs, and a Hawaii commissioner on the Education Commission of the States.

•
Experienced in executive management from his service on the boards of Hawaiian Electric and Hawaiian Telcom and from his executive roles at Hawaiian Telcom and HEI, and skilled in complex change management, having served as

Senior Advisor to Hawaiian Telcom and a member of the Hawaiian Telcom special independent board committee that oversaw the company’s plan of reorganization and successful emergence from reorganization proceedings in 2010.
Kelvin H. Taketa, age 60, Hawaiian Electric director since 2004
Business experience and other public company and Hawaiian Electric affiliate directorships since 2010

•	President and CEO, Hawaii Community Foundation (statewide charitable foundation), since 1998

•	Director since 1993 and Nominating and Corporate Governance Committee Chair, HEI (parent company of Hawaiian Electric)
Skills and qualifications for Hawaiian Electric Board service

•	Executive management experience with responsibility for overseeing more than $500 million in charitable assets as President and CEO of the Hawaii Community Foundation.

•
Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations obtained from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

•
Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc., his current service on boards of the Independent Sector and the Stupski Foundation and through publishing articles and lecturing on governance of tax-exempt organizations.

Audit Committee of the Hawaiian Electric Board
Hawaiian Electric has a guarantee with respect to 6.50% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the New York Stock Exchange (NYSE). Because HEI has common stock listed on the NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from NYSE listing standards 303A.04, 303A.05 and 303A.06, which require listed companies to have nominating/corporate governance, compensation and audit committees.
Although not required by NYSE rules to do so, Hawaiian Electric has established one standing committee, the Hawaiian Electric Audit Committee, and voluntarily endeavors to comply with NYSE and SEC requirements regarding audit committee composition. The current members of the Hawaiian Electric Audit Committee are nonemployee directors Timothy E. Johns (chairperson), Peggy Y. Fowler and Don E. Carroll. All committee members are independent and qualified to serve on the committee pursuant to NYSE and SEC requirements. Each of Timothy E. Johns and Peggy Y. Fowler has been determined by the Hawaiian Electric Board to be an “audit committee financial expert” on the Hawaiian Electric Audit Committee.
The Hawaiian Electric Audit Committee operates and acts under a written charter approved by the Hawaiian Electric Board and available on HEI’s website at www.hei.com. The Hawaiian Electric Audit Committee is responsible for overseeing (1) Hawaiian Electric’s financial reporting processes and internal controls, (2) the performance of Hawaiian Electric’s internal auditor, (3) risk assessment and risk management policies set by management and (4) the Corporate Code of Conduct compliance program for Hawaiian Electric and its subsidiaries. In addition, the committee provides input to the HEI Audit Committee regarding the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements and maintains procedures for receiving and reviewing confidential reports of potential accounting and auditing concerns.
In 2014, the Hawaiian Electric Audit Committee held four meetings. At each meeting, the committee held executive sessions without management present with the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements and the HEI and Hawaiian Electric internal auditor.
Attendance at Hawaiian Electric Board and Audit Committee meetings
In 2014, there were seven regular meetings and five special meetings of the Hawaiian Electric Board. All Hawaiian Electric directors attended at least 75% of the combined total number of meetings of the Hawaiian Electric Board and the Hawaiian Electric Audit Committee (for those who served on such committee).
Family relationships; executive officer and director arrangements
There are no family relationships between any executive officer or director of Hawaiian Electric and any other executive officer or director of Hawaiian Electric. There are no arrangements or understandings between any executive officer or director of Hawaiian Electric and any other person pursuant to which such executive officer or director was selected.
Code of Conduct

The HEI Board has adopted a Corporate Code of Conduct that applies to all of HEI’s subsidiaries, including Hawaiian Electric, and which includes a code of ethics applicable to, among others, Hawaiian Electric’s principal executive officer, principal financial officer and principal accounting officer. The Corporate Code of Conduct is available on HEI’s website at www.hei.com. Hawaiian Electric elects to disclose the information required by Form 8-K, Item 5.05, “Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics,” through this website and such information will remain available on this website for at least a 12-month period.
Section 16(a) beneficial ownership reporting compliance
Section 16(a) of the 1934 Exchange Act requires Hawaiian Electric’s executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities to file reports of ownership and changes in ownership with the SEC. Such reporting persons are also required by SEC regulations to furnish Hawaiian Electric with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it during 2014, or written representations from some of those persons that no Forms 5 were required from such persons, Hawaiian Electric believes that each of the persons required to comply with Section 16(a) of the 1934 Exchange Act with respect to Hawaiian Electric, including its executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities, complied with the reporting requirements of Section 16(a) of the 1934 Exchange Act for 2014.

ITEM 11.	EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This section describes Hawaiian Electric’s executive compensation program and the compensation decisions made for Hawaiian Electric’s 2014 named executive officers, who are listed below:

Name	Title
Alan M. Oshima*	Hawaiian Electric President & Chief Executive Officer (CEO)
Tayne S. Y. Sekimura	Hawaiian Electric Senior Vice President and Chief Financial Officer
Dan V. Giovanni**	Hawaiian Electric Senior Vice President, Operations
Stephen M. McMenamin	Hawaiian Electric Senior Vice President and Chief Information Officer
Patricia U. Wong	Hawaiian Electric Senior Vice President, Corporate Services
Richard M. Rosenblum***	Former Hawaiian Electric President & Chief Executive Officer

*
Effective October 1, 2014, Mr. Oshima was appointed Hawaiian Electric President & CEO. Prior to that, Mr. Oshima served as HEI Executive Vice President, Corporate and Community Advancement from October 10, 2011 through May 18, 2014. Effective May 19, 2014 and up to his appointment as Hawaiian Electric President & CEO, Mr. Oshima served as a senior Hawaiian Electric executive officer on loan from HEI.

**	Mr. Giovanni retired on January 9, 2015.

***
Mr. Rosenblum stepped down as Hawaiian Electric President & CEO effective September 30, 2014. He retired on January 5, 2015 and continues as a consultant to Hawaiian Electric for a six-month period. See "Consulting Agreement with Former Executive" in Item 11 of Part III to the Form 10-K.

Executive Summary
Guiding Principles
In designing Hawaiian Electric’s executive compensation program and making compensation decisions, the HEI Compensation Committee and Hawaiian Electric Board follow these guiding principles:

•	Pay should reflect Company performance, particularly over the long-term,

•	Compensation programs should align executive interests with those of our shareholders, customers and employees,

•	Programs should be designed to attract, motivate and retain talented executives who can drive the Company’s success, and

•	The cost of programs should be reasonable while maintaining their purpose and benefit.
Key Design Features
The compensation program for Hawaiian Electric’s named executive officers is simple and straight-forward, and is comprised of four primary elements – base salary, performance-based annual cash incentive, performance-based long-term equity incentives and restricted stock units (RSUs) that vest in installments over four years. With these elements, named executive officers’ total compensation opportunity is designed to provide a balance between fixed and variable (performance-based) pay and between short-term and long-term components. Other named executive officer benefits include double-trigger change-in-control agreements for certain executives, eligibility to participate in retirement and nonqualified deferred compensation plans, and minimal perquisites.
2014 Performance
 In 2014, Hawaiian Electric continued to focus on its critical role in achieving the state’s clean energy goal of 40% of electricity sales from renewable sources by 2030, among the most aggressive in the nation. Hawaiian Electric surpassed Hawaii's goal of 15% of energy sales from renewables by 2015, meeting 21% of customers' electricity needs with renewable sources and avoiding the equivalent of 2 million barrels of oil. Hawaiian Electric also led the nation in integrating customer-sited solar in 2014. A more detailed description of our 2014 results is set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations."
Pay for Performance
 The compensation our named executive officers earned for 2014 reflects Hawaiian Electric’s 2014 performance as well as its performance over the three-year period that ended December 31, 2014:

•
Hawaiian Electric net income, plant additions, safety, customer satisfaction, employee engagement and renewable energy goals were the key 2014 annual incentive performance metrics for Hawaiian Electric named executive officers. Mr. Rosenblum and Mr. Oshima also had a goal for service levels. Each named executive officer except for the Hawaiian Electric CEO (including the former CEO) also had individual goals.

•
Long-term incentives comprise a significant portion of each Hawaiian Electric named executive officer’s pay opportunity. For the three-year period that ended December 31, 2014, the Hawaiian Electric named executive officer performance metrics were HEI total return to shareholders (TRS) relative to the Edison Electric Institute Index (HEI Relative TRS), Hawaiian Electric three-year return on average common equity (ROACE) as a percentage of the ROACE allowed by the Hawaii Public Utilities Commission (PUC) for the period, and three-year average net income.

The Hawaiian Electric Board and HEI Compensation Committee believe that Hawaiian Electric’s executive compensation program serves the company’s pay-for-performance objective and is structured to encourage participants to build long-term value for the benefit of all stakeholders, including shareholders, customers and employees.
Compensation Process
Roles in Determining Compensation
Hawaiian Electric Board and HEI Compensation Committee. The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees Hawaiian Electric executive compensation matters. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters. Hawaiian Electric director Thomas B. Fargo, who is also an HEI director, is the chairperson of the HEI Compensation Committee. Hawaiian Electric director Don E. Carroll attends meetings of the HEI Compensation Committee as a non-voting representative of the Hawaiian Electric Board.
The HEI Compensation Committee fulfills its responsibilities to assist the Hawaiian Electric Board regarding executive compensation matters by engaging annually in a rigorous process to arrive at compensation recommendations regarding the named executive officers. In the course of this process, the HEI Compensation Committee:

•	Engages in extensive deliberations in meetings held over several months

•	Consults with its independent compensation consultant during and outside of meetings

•	Focuses on Hawaiian Electric’s long-term strategy and nearer-term goals to achieve that strategy in setting performance metrics and goals

•
Reviews tally sheets for each named executive officer to understand how the elements of compensation relate to each other and to the compensation package as a whole (the tally sheets include fixed and variable compensation, minimal perquisites and change in pension value and also show historical compensation)

•	Examines data and analyses prepared by its independent compensation consultant concerning peer group selection, comparative compensation data and evolving best practices

•	Reviews Hawaiian Electric performance and discusses assessments of the individual performance of senior members of management

•	Analyzes the reasonableness of incentive payouts in light of the long-term benefits to all stakeholders

•	Considers trends in payouts to determine whether incentive programs are working effectively

•	Reviews risk assessments conducted by the HEI and Hawaiian Electric Enterprise Risk Management functions to determine whether compensation programs and practices carry undue risk
Early each year, the HEI Compensation Committee determines payouts under incentive plans ending in the prior year, establishes performance metrics and goals for incentive plans beginning that year and recommends to the Hawaiian Electric Board the level of compensation and mix of pay elements for each named executive officer.
The Hawaiian Electric Board discusses evaluations of the Hawaiian Electric CEO’s performance, considers HEI Compensation Committee recommendations concerning his pay and determines his compensation. The Hawaiian Electric Board also reviews HEI Compensation Committee recommendations concerning the other named executive officers and approves their compensation.
Hawaiian Electric Chairman of the Board Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by Hawaiian Electric, participates in deliberations of the HEI Compensation Committee in recommending, and of the Hawaiian Electric Board in determining, compensation for Hawaiian Electric’s CEO and other Hawaiian Electric named executive officers.
Executive Officers. The Hawaiian Electric CEO, who is also a Hawaiian Electric director, assesses the performance of the other named executive officers and makes recommendations to the HEI Compensation Committee with respect to their level of compensation and mix of pay elements. He also participates in deliberations of the Hawaiian Electric Board in acting on the HEI Compensation Committee’s recommendations regarding the other named executive officers. He does not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, his own compensation.
Hawaiian Electric management supports the HEI Compensation Committee in executing its responsibilities by providing materials for HEI Compensation Committee meetings (including tally sheets and recommendations regarding performance metrics, goals and pay mix); attending portions of HEI Compensation Committee meetings as appropriate to provide perspective and expertise relevant to agenda items; and supplying data and information as requested by the HEI Compensation Committee and/or its independent compensation consultant.
Compensation Consultant & Consultant Independence. Independent compensation consultant Frederic W. Cook & Co., Inc. (Fred Cook & Co.) is retained by, and reports directly to, the HEI Compensation Committee. Fred Cook & Co. provides the HEI Compensation Committee with independent expertise on market practices and developments in executive compensation, compensation program design, peer group composition, and competitive pay levels, and provides related research, data and analysis. Fred Cook & Co. also advises the HEI Compensation Committee regarding analyses and proposals presented by management. A representative of Fred Cook & Co. generally attends HEI Compensation Committee meetings, participates in Committee executive sessions, and communicates directly with the Committee.
In early 2015, as in 2014, the HEI Compensation Committee evaluated Fred Cook & Co.’s independence, taking into account all relevant factors, including factors specified in NYSE listing standards and the absence of other relationships between Fred Cook & Co. and HEI, Hawaiian Electric and their directors and executive officers. Based on its review of such factors, and based on Fred Cook & Co.’s independence policy, which was shared with the HEI Compensation Committee, the Committee concluded that Fred Cook & Co. is independent and that the work of Fred Cook & Co. has not raised any conflict of interest.
Use of Comparative Market Data
Compensation Benchmarking. The HEI Compensation Committee considers comparative market compensation as a reference in determining pay levels and mix of pay components. While the Committee believes the Hawaiian Electric named executive officer target compensation opportunity (comprised of base salary, target annual performance-based incentive, target long-term performance-based incentive and time-vested RSUs) should be at approximately the comparative market median, the Committee may decide that an executive’s pay opportunity should be higher or lower based on internal equity or the executive’s level of responsibility, experience, expertise, performance, and retention and succession considerations.
Comparative market data used in setting 2014 executive pay consisted of information from public company proxy statements for peer group companies and data from the Towers Watson Energy Services Survey. Comparative market data available in late 2013 was used to establish the 2014 target compensation opportunity.
Peer Groups. The HEI Compensation Committee annually reviews the peer groups used in benchmarking for Hawaiian Electric executive compensation, with analysis and recommendations provided by Fred Cook & Co.

For 2014 compensation, the HEI Compensation Committee used one peer group for the compensation of Mr. Oshima and Mr. Rosenblum (the same peer group that applied to the compensation for HEI’s named executive officers) and used a separate peer group for the other Hawaiian Electric named executive officers.
For 2014, the HEI Compensation Committee determined, with input from Fred Cook & Co., that the peer groups should be set to situate HEI and Hawaiian Electric near the median for revenues. The selection criteria and resulting 2014 HEI and Hawaiian Electric peer groups are set forth below.

	HEI 2014 Peer Group (applies to Mr. Oshima and Mr. Rosenblum)		Hawaiian Electric 2014 Peer Group (applies to all other named executive officers)
Selection Criteria	· Electric and multi-utility companies · Revenue balanced in a range of approximately 0.4x to 2.5x HEI’s revenue · Market cap and location as secondary considerations · Available compensation data
·   Electric utilities with primarily regulated operations
·   Revenue balanced in a range of approximately 0.5x to 2x Hawaiian Electric’s revenue
·   Market cap and location as secondary considerations
·   Available compensation data

Peer Group for 2014 Compensation	Alliant Energy Ameren Avista CenterPoint Energy CMS Energy Great Plains Energy Integrys Energy MDU Resources NiSource Northeast Utilities OGE Energy	Pepco Holdings Pinnacle West PNM Resources Portland General Electric SCANA TECO Energy UIL Holdings UNS Energy Vectren Westar Energy Wisconsin Energy	Alliant Energy Avista Great Plains Energy MDU Resources OGE Energy Pepco Holdings Pinnacle West PNM Resources	Portland General Electric SCANA TECO Energy UIL Holdings UNS Energy Vectren Westar Energy Wisconsin Energy
	Italicized companies were new for 2014. UNS Energy was acquired in 2014 and was subsequently removed.		UNS Energy was acquired in 2014 and was subsequently removed.

Relationship between Compensation Programs and Risk Management
Hawaiian Electric’s compensation policies and practices are designed to encourage executives to build value for shareholders, while considering key stakeholders (including customers and employees), and to discourage decisions that introduce inappropriate risks.
Hawaiian Electric’s Enterprise Risk Management (ERM) function is principally responsible for identifying and monitoring risk at Hawaiian Electric and its subsidiaries, and for reporting high risk areas to the Hawaiian Electric Board and Hawaiian Electric Audit Committee. Hawaiian Electric’s ERM function is part of HEI’s overall ERM function, which is responsible for identifying and monitoring risk throughout the HEI companies and for reporting on areas of significant risk to the HEI Board and designated board committees. As a result, all Hawaiian Electric and HEI directors, including those who serve on the HEI Compensation Committee, are apprised of risks that could have a material adverse effect on Hawaiian Electric.
Risk Assessment. On an annual basis, the HEI Compensation Committee reviews a risk assessment of compensation programs in place at Hawaiian Electric and its subsidiaries, which is updated annually by the Hawaiian Electric and HEI ERM functions. As a result of its review of the risk assessment of compensation programs in place in 2014, the HEI Compensation Committee believes that Hawaiian Electric’s compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on Hawaiian Electric.
Risk Mitigation Features of Compensation Programs. Hawaiian Electric’s compensation programs incorporate the following features to promote prudent decision-making and guard against excessive risk:

•
Financial performance objectives for the annual incentive program are linked to Board-approved budget guidelines, and nonfinancial measures (such as customer satisfaction, safety, employee engagement and renewable energy initiatives) are aligned with the interests of all Hawaiian Electric stakeholders.

•
An executive compensation recovery policy (“clawback policy”) permits recoupment of performance-based compensation paid to executives found personally responsible for fraud, gross negligence or intentional misconduct that causes a significant restatement of Hawaiian Electric’s financial statements.

•	Financial opportunities under long-term incentives are greater than those under annual incentives, emphasizing the importance of long-term outcomes.

•
Share ownership and retention guidelines requiring Mr. Oshima to hold certain amounts of HEI Common Stock ensure that Hawaiian Electric’s chief executive has a substantial personal stake in the long-term performance of Hawaiian Electric and HEI. The guidelines specific to Mr. Oshima are discussed in "Share ownership and retention are required throughout employment with the Company" in Item 11 of Part III to the Form 10-K.

•	Long-term incentive plan payouts are 100% equity based, so executives share in the same upside potential and downside risk as all HEI shareholders.

•	Annual grants of RSUs and long-term incentives vest over a period of years to encourage sustained performance.

•
Performance-based plans use a variety of financial (e.g., net income, return on average common equity, plant additions) and nonfinancial performance metrics (e.g., customer satisfaction, safety, employee engagement and renewable energy initiatives) that correlate with long-term value creation for all stakeholders and are impacted by management decisions.

•
The Hawaiian Electric Board and HEI Compensation Committee continuously monitor risks faced by the enterprise, including through management presentations at quarterly meetings and through periodic written reports from management.

Compensation Elements and 2014 Pay Decisions
Elements and Objectives
The total compensation program for named executive officers is made up of the five components summarized below. Each component fulfills important objectives that reflect our focus on pay for performance, competitive programs to attract and retain talented executives, and aligning executive decisions with the interests of all stakeholders. These elements are described in further detail below.

Compensation Element	Summary	Objectives
Base Salary	Fixed level of cash compensation, which may vary from peer group median based on performance, experience, responsibilities and other factors.	Attract and retain talented executives by providing competitive fixed cash compensation.
Annual Performance-Based Incentives	Variable cash award based on achievement of pre-set performance goals for the year. Award opportunity is a percentage of base salary. Performance below threshold levels yields no incentive payment.
Drive achievement of key business results linked to long-term strategy and reward executives for their contributions to such results.

Balance compensation cost and return by paying awards based on performance.

Long-Term Performance-Based Incentives
Variable equity award based on meeting pre-set performance objectives over a 3-year period. Award opportunity is a percentage of base salary. Performance below threshold levels yields no incentive payment.

Motivate executives and align their interests with those of all stakeholders, including shareholders, by promoting long-term value growth and by paying awards in the form of equity.

Balance compensation cost and return by paying awards based on performance.

Annual Restricted Stock Unit (RSU) Grants	Annual equity grants in the form of RSUs that vest in equal installments over 4 years. Amount of grant is a percentage of base salary.	Promote alignment of executive and shareholder interests by ensuring executives have significant ownership of HEI stock. Retain talented leaders through multi-year vesting.
Benefits
Includes defined benefit pension plans and retirement savings plan, deferred compensation plans, double-trigger change-in-control agreements (for some executives), minimal perquisites and an executive death benefit plan (now frozen).

Enhance total compensation with meaningful and competitive benefits that promote peace of mind and contribute to financial security.

Double-trigger change-in-control agreements encourage focused attention of executives during major corporate transitions.

Changes to Elements in 2014
On an annual basis, the HEI Compensation Committee reviews and recommends for Hawaiian Electric Board approval each named executive officer’s target compensation opportunity, which is composed of four of the five elements in the chart above: base salary, annual incentive opportunity at target, long-term incentive opportunity at target and annual RSU grant. The last three of these elements are established as a percentage of base salary.
The HEI Compensation Committee recommended, and the Hawaiian Electric Board approved, increases in some of these elements for 2014, as shown in the chart below.

	Base Salary ($)		Annual Incentive (Target Opportunity[1] as % of Base Salary)		Long-term Incentive (Target Opportunity[1] as % of Base Salary)		Restricted Stock Units (Grant Value as % of Base Salary)
Name	2013	2014	2013	2014	2013-15	2014-16	2013	2014
Alan M. Oshima[2]	n/a	550,000[4]	n/a	50/75[5]	55	same	n/a	45
Tayne S. Y. Sekimura	312,000	322,000	50	same	45	same	35	same
Dan V. Giovanni	255,000	270,000	45	same	45	same	35	same
Stephen M. McMenamin	287,000	300,000	45	same	45	same	35	same
Patricia U. Wong	305,000	310,000	45	same	45	same	35	same
Richard M. Rosenblum[3]	617,100	630,000	75	same	90	same	50	same
n/a not applicable.

1	The threshold and maximum opportunities are 0.5 times target and 2 times target, respectively.

2	Mr. Oshima was appointed as Hawaiian Electric President and Chief Executive Officer effective October 1, 2014.

3
Mr. Rosenblum stepped down as Hawaiian Electric President and Chief Executive Officer on September 30, 2014, He retired from the Company in January 2015 and continues as a consultant to the Company for six months after his retirement. For a description of his consulting agreement with the Company, see "Consulting Agreement with Former Executive" in Item 11 of Part III to the Form 10-K.

4
The Committee set Mr. Oshima's base salary at $550,000 upon his promotion to Hawaiian Electric President & CEO effective October 1, 2014. Prior to that and from January 1, 2014 to May 18, 2014, Mr. Oshima's base salary while at HEI was $331,000 and from May 19, 2014 to September 30, 2014, his salary as a Hawaiian Electric senior executive on loan from HEI was $386,580.

5	Mr. Oshima's target opportunity increased from 50% to 75% upon his promotion to Hawaiian Electric President & CEO in October 2014.
Base Salary
Base salaries for Hawaiian Electric named executive officers are reviewed and determined annually. In establishing its base salary recommendations, the HEI Compensation Committee considers competitive market data, internal equity, and each executive’s level of responsibility, experience, expertise, performance, and retention and succession considerations. The Committee strives to set base salaries at the competitive median, but may determine that the foregoing factors compel a higher or lower salary.
For 2014, each of the named executive officers received a base salary increase to recognize his or her performance and to maintain the market competitiveness of his or her pay. The percentage increases were as follows: Ms. Sekimura (3.2%), Mr. Giovanni (5.9%), Mr. McMenamin (4.5%), Ms. Wong (1.6%) and Mr. Rosenblum (2.1%). The resulting 2014 named executive officer base salaries are shown above. Mr. Oshima’s base salary was set at the median level for his position at similar companies at the time of his promotion to Hawaiian Electric President & CEO in October 2014.
Annual Incentives
Hawaiian Electric named executive officers and other executives are eligible to earn an annual cash incentive award under the HEI Executive Incentive Compensation Plan (EICP) based on the achievement of performance goals for the year. Each year, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the target annual incentive opportunity for each named executive officer, performance metrics for the year, and goals for achievement in those metrics.
2014 Target Annual Incentive Opportunity. The target annual incentive opportunity is a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each named executive officer, the HEI Compensation Committee takes into account the mix of pay elements, competitive market data, internal equity, prior year performance and other factors described above under “Base Salary.”
The 2014 target annual incentive opportunities for the named executive officers are shown in the table above. For 2014, with the exception of Mr. Oshima, the target annual incentive opportunities for the named executive officers were unchanged from 2013. As a result of Mr. Oshima's promotion to Hawaiian Electric President & CEO in October 2014, Mr. Oshima's target opportunity was increased from 50% to 75%, which was in line with the median for similar positions at comparable companies.
2014 Performance Metrics, Goals and Results. The performance metrics for annual incentives are chosen because they connect directly to Hawaiian Electric’s strategic priorities and correlate with creating long-term value for all stakeholders, including shareholders, customers and employees. The 2014 metrics promote strengthened financial condition, more resilient systems, safer workplaces, greater customer satisfaction and employee engagement, and progress toward Hawaii’s renewable energy goals.
In addition to selecting performance metrics, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum goal for each metric. The level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the HEI Compensation Committee and Hawaiian Electric Board believe threshold should represent solid performance with positive financial/operating results, target should denote achievable goals that include a stretch factor and maximum should signify truly exceptional performance.
The target level for financial goals, such as net income, is generally set at the level of the Board-approved budget, which represents the level of accomplishment Hawaiian Electric seeks to achieve for the year. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing the budget weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target level.
The chart below identifies the 2014 annual incentive metrics, the objective each measure serves, the level of achievement required to reach the threshold, target and maximum levels for each metric, and the results attained for 2014.
For a discussion of certain exclusions impacting the 2014 annual incentive results, please see "Adjustments for unusual events - 2014 Annual Incentive" in Item 11 of Part III to the Form 10-K.

2014 Annual Incentive	Weighting		Goals			2014
Performance Metrics & Why We Use Them	CEO[9]	Other NEOs	Threshold	Target	Maximum	Results
Net Income[1] focuses on fundamental earnings growth, which correlates to shareholder value and supports reinvestment in the utility.	50%	35%	$122.5M	$136.1M	$149.8M	$139.0M
Plant Additions[2] promotes execution of the utility’s robust plant additions program, which is needed to achieve clean energy goals and maintain reliable service.	10%	10%	$323M	$359M	$395M	$342M
Safety[3] rewards improvements in workplace safety, promoting employee wellbeing and reducing expense.	10%	10%	1.70 TCIR	1.44 TCIR	1.18 TCIR	1.17 TCIR
Employee Engagement[4] rewards growth in employee dedication and motivation, which are crucial to achieving the utility's objectives.	10%	10%	72%	73%	75%	71%
Customer Satisfaction[5] focuses on improving the customer experience through all points of contact with the utility.	10%	5%	62%	64%	68%	59%
Renewable Energy[6] encourages development and integration of additional renewable energy into the utility’s system.	5%	5%	100 GWh	150 GWh	200 GWh	569 GWh
Service Levels[7] promotes improvements in call center response rates.	5%	N/A	68%	70%	75%	72%
Individual Goals[8] focus executives on objectives specific to their respective areas of responsibility.	N/A	25%	Meet minimum milestones	Meet target milestones	Meet maximum milestones	Varies by Individual

1
Net Income represents Hawaiian Electric’s consolidated non-GAAP core net income for 2014. Non‑GAAP core net income differs from what is reported under GAAP because it excludes the impact of the unusual events in 2014 described in "Adjustments for unusual events - 2014 Annual Incentive" in Item 11 of Part III to the Form 10-K. For a reconciliation of the GAAP and non‑GAAP results, see "Reconciliation of GAAP to Non‑GAAP Measures" in Item 11 of Part III to the Form 10-K.

2	Plant Additions represents consolidated plant additions to the utility rate base, net of in-kind contributions in aid of construction.

3
Safety is measured by consolidated Total Cases Incident Rate (TCIR), a standard measure of employee safety. TCIR equals the number of Occupational Safety and Health Administration recordable cases as of 12/31/14 × 200,000 productive hours divided by productive hours for the year. The lower the TCIR the better.

4
Employee Engagement is based on employee engagement surveys conducted by a third party vendor and compares consolidated utility employee engagement to that of general industry and to utilities in particular.

5	Customer Satisfaction is measured on a consolidated basis and is based on customer surveys conducted by a third party vendor.

6
Renewable Energy represents gigawatt hours (GWh) of additional renewable energy contracted for and submitted to the PUC during the year by Hawaiian Electric and its subsidiaries through a variety of methods, including new power purchase agreements, new generation projects, new biofuel supply contracts, and net energy metering and feed-in-tariff projects.

7	Service Levels is measured on a consolidated basis and represents the percentage of calls answered in thirty seconds or less.

8	Individual Goals relate to operational objectives within the individual executive’s area of responsibility. The Hawaiian Electric CEO position did not have individual goals.

9
For purposes of determining Mr. Oshima's payout for his 2014 annual incentive, Mr. Oshima was subject to the holding company's metrics and goals for the period from January 1, 2014 through May 18, 2014 and the utility's metrics and goals (that of, Hawaiian Electric President) from May 19, 2014 through December 31, 2014. See "Annual Incentives, 2014 performance metrics, goals, results & payouts" in Item 11 of Part III to the Form 10-K for a description of the holding company's metrics and goals for the 2014 annual incentive.

Based on the level of performance achieved above, in February 2015 the HEI Compensation Committee approved and the Hawaiian Electric Board ratified the following 2014 annual incentive payouts. The payout amounts are also shown in the Summary Compensation Table below in the “Nonequity Incentive Plan Compensation” column. The range of possible annual incentive payouts for 2014 is shown in the Grants of Plan Based Awards table below.

Name	2014 Annual Incentive Payout ($)
Alan M. Oshima[1]	$169,466
Tayne S. Y. Sekimura	169,127
Dan V. Giovanni	120,039
Stephen M. McMenamin	124,939
Patricia U. Wong	122,826
Richard M. Rosenblum[2]	497,178

1
Mr. Oshima participated in the 2014 annual incentive on a pro-rata basis covering his service for HEI and Hawaiian Electric. Mr. Oshima started 2014 as an HEI employee and then served as a senior Hawaiian Electric executive on loan from HEI beginning in May 2014. In October 2014, Mr. Oshima was promoted to Hawaiian Electric President & CEO. Mr. Oshima's target opportunity increased from 50% to 75% upon such promotion. The $169,466 amount represents the pro-rated portion of Mr. Oshima's 2014 annual incentive payout for his service to Hawaiian Electric in 2014. That is, it includes compensation for 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014. For Mr. Oshima's total 2014 annual incentive payout, which also includes the portion reflecting service to HEI, see "Annual Incentives, 2014 performance metrics, goals, results & payouts" in Item 11 of Part III to the Form 10-K.

2
Mr. Rosenblum stepped down as Hawaiian Electric President & CEO in September 2014 and retired in January 2015 but remains an independent consultant to the Company pursuant to a consulting agreement with the Company (see description under "Consulting Agreement with Former Executive" in Item 11 of Part III to the Form 10-K).

Long-Term Incentives
Hawaiian Electric named executive officers and other executives are also eligible to earn awards in the form of HEI Common Stock under the Long-term Incentive Plan (LTIP) based on achievement of Company performance goals over rolling three-year periods. These incentives are designed to reward executives for long-term value growth that benefits all stakeholders, including customers and shareholders. Because awards are established as a number of shares of HEI Common Stock, executives are exposed to the risk of change in HEI's stock price during the performance period. The three-year performance periods foster a long-term perspective and provide balance with the shorter-term focus of the annual incentive program. In addition, the overlapping three-year performance periods encourage sustained high levels of performance because at any one time three separate potential awards are affected by current performance.
Similar to the annual incentives, in developing long-term incentives, the HEI Compensation Committee recommends and the Hawaiian Electric Board approves the target incentive opportunity for each executive, performance metrics for the three-year period and goals for achievement in each metric.
2014-16 Long-Term Incentive Plan
2014-16 Target Long-Term Incentive Opportunity. As with the annual incentives, the target long-term incentive opportunity is a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each executive, the HEI Compensation Committee considers the mix of pay elements, competitive market data, internal equity, prior year performance and other factors described above under “Base Salary.”
The 2014-16 target long-term incentive opportunities for the named executive officers are shown above. Mr. Oshima was an HEI employee in February 2014 when the 2014-16 LTIP award was granted. Accordingly, Mr. Oshima will participate at a target opportunity of 55%, which is the opportunity he was granted at that time.
Since long-term incentive payouts are in the form of HEI Common Stock, the award opportunities were converted into a potential number of shares to be received at threshold, target and maximum performance based on the fair market value of HEI

Common Stock on the date the award opportunities were established. The range of possible 2014-16 long-term incentive payouts is shown in the Grants of Plan Based Awards table below.
2014-16 Performance Metrics and Goals. The performance metrics for long-term incentives are chosen for their relationship to long-term value growth and alignment with Hawaiian Electric's multi-year strategic plans.
In addition to selecting performance metrics, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum goal for each metric. The same principles that are followed in establishing annual incentive goals apply to long-term incentive goals. As such, the level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the Committee and Board believe threshold should represent solid performance with positive financial/operating results, target should denote achievable goals that include a stretch factor and maximum should signify truly exceptional performance.
The target level for financial goals, such as the three-year ROACE, relate to the levels Hawaiian Electric seeks to achieve over the performance period. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing those levels weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target result. For the 2014-16 period, the Committee chose and the Hawaiian Electric Board ratified the metrics and goals in the following chart.

2014-16 Long-Term Incentive		Goals
Performance Metrics & Why We Use Them	Weighting*	Threshold	Target	Maximum
HEI Relative TRS[1] compares the value created for HEI shareholders to that created by other investor-owned electric companies (EEI Index).	50%	30th percentile	60th percentile	90th percentile
3-year ROACE as a % of Allowed Return[2] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator. The focus on ROACE encourages improved return compared to the cost of capital.	50%	75%	85%	95%

*	The same weightings apply to all named executive officers.

1
HEI Relative TRS compares HEI’s TRS to that of the companies in the Edison Electric Institute (EEI) Index (see "Performance Peers" in Item 11 of Part III to the Form 10-K for the companies that comprised the EEI Index in 2014). For LTIP purposes, TRS is the sum of the growth in price per share of HEI Common Stock based on the December month-average share price at the beginning of the performance period compared to the December month-average share price at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the beginning December month-average share price.

2
3-year ROACE as a % of Allowed Return is Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the PUC for the same period.

Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when the metrics and goals for the 2014-16 LTIP were determined. Accordingly, HEI's metrics and goals will be applied to Mr. Oshima for the 2014-16 LTIP. See "2014‑16 performance metrics and goals" in Item 11 of Part III to the Form 10-K for a description of HEI's performance metrics and goals.
Shareholders, customers and employees all benefit when the above goals are met. Achievement of these goals makes Hawaiian Electric and HEI stronger financially, enabling Hawaiian Electric and HEI to raise capital at favorable rates for reinvestment in the utilities and supporting shareholder dividends. From a historical perspective, long-term incentive payouts are not easy to achieve, nor are they guaranteed. Hawaiian Electric and its subsidiaries face significant external challenges in the 2014-16 period. Extraordinary leadership on the part of the named executive officers will be needed to achieve the long-term objectives required for them to earn the incentive payouts.
2012-14 Long-Term Incentive Plan. The Hawaiian Electric Board and HEI Compensation Committee established the 2012-14 long-term incentive opportunities, performance metrics and goals in February 2012. Those decisions were described in the Hawaiian Electric Form 10-K for the year ended December 31, 2012 and are summarized again below to provide context for the results and payouts for the 2012-14 period.
2012-14 Target Long-Term Incentive Opportunity. In February 2012, the HEI Compensation Committee established, and the Hawaiian Electric Board ratified, the following 2012-14 target incentive opportunities as a percentage of named executive officer base salary:

Name	2012-14 Target Opportunity*** (as % of Base Salary)
Alan M. Oshima*	55%
Tayne S. Y. Sekimura	40%
Dan V. Giovanni**	20%
Stephen M. McMenamin	40%
Patricia U. Wong	40%
Richard M. Rosenblum	90%

*	Mr. Oshima was an HEI employee when the 2012-14 target opportunities were established. Accordingly, the target opportunity established for Mr. Oshima at that time applied to him for the 2012-14 LTIP.

**
When Mr. Giovanni's target opportunity for the 2012-14 LTIP was determined in 2012, he was serving as Hawaiian Electric VP, Energy Delivery. He was subsequently promoted to SVP, Operations, which position he held until his retirement in 2015.

***	The threshold and maximum opportunities were 0.5 times target and 2 times target, respectively.
Since the payouts are in the form of HEI Common Stock, the award opportunities were converted into a potential number of shares to be received at threshold, target and maximum performance based on the fair market value of HEI Common Stock on the date the award opportunities were established.
2012-14 Performance Metrics, Goals and Results. The HEI Compensation Committee established, and the Hawaiian Electric Board approved, the 2012-14 performance metrics and goals in the chart below in February 2012. The performance metrics were selected for their correlation with long-term growth in value and alignment with Hawaiian Electric’s multi-year strategic plans. The 2012-14 Results column shows the level of achievement attained in each metric.
For a discussion of certain exclusions impacting to the 2012-14 LTIP for Hawaiian Electric, please see "Adjustments for unusual events - 2012-14 LTIP" in Item 11 of Part III to the Form 10-K.

2012-14 Long-Term Incentive		Goals**			2012-14
Performance Metrics** & Why We Use Them	Weighting*	Threshold	Target	Maximum	Results
HEI Relative TRS[1] compares the value created for HEI shareholders to that created by other investor-owned electric companies (EEI Index).	40%	30th percentile	50th percentile	75th percentile	26th percentile
3-year ROACE as a % of Allowed Return[2] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator.	30%	72%	80%	90%	84%
3-year Avg. Net Income[3] focuses on Hawaiian Electric’s fundamental earnings growth, which correlates to shareholder value and supports reinvestment in the utility.	30%	$117M	$130M	$143M	$130M

*	The same weightings apply to all named executive officers.

**
Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when his 2012-14 LTIP award was determined. Accordingly, HEI's metrics and goals were applied to Mr. Oshima for the 2012 -14 LTIP. See "2012-14 performance metrics, goals, results & payouts" in Item 11 of Part III to the Form 10-K for a description of HEI's performance metrics and goals.

1
HEI Relative TRS compares HEI’s TRS to that of the companies in the Edison Electric Institute (EEI) Index (see "Performance Peers" in Item 11 of Part III to the Form 10-K for the companies that comprised the EEI Index in 2014). For LTIP purposes, TRS is the sum of the growth in price per share of HEI Common Stock based on the December month-average share price at the beginning of the performance period to the December month-average share price at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the beginning December month-average share price.

2
3-year ROACE as a % of Allowed Return represents Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the Hawaii Public Utilities Commission for the same period. The calculation of Hawaiian Electric consolidated average ROACE included the adjustments described in "Adjustments for unusual events - 2012-14 LTIP" in Item 11 of Part III to the Form 10-K, both for net income and common equity.

3
The 3-year Average Net Income result is based on the average of 2012 and 2014 Hawaiian Electric consolidated net income adjusted as described in "Adjustments for unusual events - 2012-14 LTIP" in Item 11 of Part III to the Form 10-K and 2013 GAAP net income. See "Reconciliation of GAAP to Non‑GAAP Measures" in Item 11 of Part III to the Form 10-K for a reconciliation of the GAAP and non-GAAP results.

Based on the level of performance achieved above, in February 2015 the HEI Compensation Committee approved and the Hawaiian Electric Board ratified the following actual 2012-14 long-term incentive payouts. Dividend equivalent shares accrued during the period on the number of shares earned and were paid along with the shares, as shown below.

Name	Payout (Shares)	Dividend Equivalent (DE) Shares	Total (Payout plus DE Shares)
Alan M. Oshima*	629	96	725
Tayne S. Y. Sekimura	3,204	487	3,691
Dan V. Giovanni	1,233	187	1,420
Stephen M. McMenamin	2,960	450	3,410
Patricia U. Wong	3,281	499	3,780
Richard M. Rosenblum**	15,090	2,294	17,384

*
Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when his 2012-14 LTIP award was determined. Accordingly, HEI's metrics and goals were applied to Mr. Oshima for the 2012 -14 LTIP. See "2012-14 performance metrics, goals, results & payouts" in Item 11 of Part III to the Form 10-K for a description of HEI's performance metrics and goals. The 725 share amount represents the pro-rated portion of Mr. Oshima's 2012-14 LTIP payout for his service to Hawaiian Electric in 2014. That is, it includes compensation for 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014. For Mr. Oshima's total 2012-2014 LTIP payout, which also includes the portion reflecting service to HEI, see "2012-14 performance metrics, goals, results & payouts" in Item 11 of Part III to the Form 10-K.

**
Mr. Rosenblum stepped down as Hawaiian Electric CEO in September 2014 and retired in January 2015. Pursuant to a consulting agreement between him and the Company (see description under "Consulting Agreement with Former Executive" in Item 11 of Part III to the Form 10-K), he continued to accrue rights to the long-term incentives up to the time of his retirement and therefore accrued full service for the 2012-14 LTIP period.

2013-15 Long-Term Incentive Plan. Hawaiian Electric’s 2013-15 long-term incentive plan was described on pages 14-15 of Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
Restricted Stock Units
Hawaiian Electric named executive officers are eligible to receive annual equity-based grants in the form of RSUs that vest over a four-year period. RSUs offer executives the opportunity to receive shares of HEI Common Stock when the restrictions lapse, generally subject to continued employment with the Company. The value of the annual RSU grant is a percentage of the executive’s base salary as shown above. These awards are designed to focus executives on creating long-term value for shareholders and other stakeholders. Since they take four years to fully vest, the RSUs also promote retention. The RSUs vest and convert to shares of HEI Common Stock (plus compounded dividend equivalent shares on earned shares) in equal annual installments beginning one year from the date of grant. The 2014 RSU grants are set forth in the 2014 Grants of Plan-Based Awards table below.
Benefits
Retirement. Hawaiian Electric provides retirement benefits to named executive officers to promote financial security in recognition of years of service and to attract and retain high-quality leaders.
Hawaiian Electric employees, including named executive officers, are eligible to participate in the HEI Retirement Plan, which is a tax-qualified defined benefit pension plan, and to save for retirement on a tax-deferred basis through HEI’s 401(k) Plan, which does not provide matching contributions for participants who joined the Company before May 1, 2011. In 2011, HEI amended the HEI Retirement Plan and HEI 401(k) Plan to create a new benefit structure for employees hired on or after May 1, 2011. Employees covered by the new benefit structure receive a reduced pension benefit under the HEI Retirement Plan, but are eligible for limited matching contributions under the HEI 401(k) Plan. These changes are intended to lower the cost of pension benefits over the long term. Other than Mr. Oshima (who joined the Company after May 1, 2011), none of the named executive officers who participate or participated in the HEI 401(k) Plan receive or received matching contributions under that plan, since all of them joined the Company prior to May 1, 2011.
Additional retirement benefits that cannot be paid from the HEI Retirement Plan due to Internal Revenue Code limits are provided to Hawaiian Electric named executive officers and other executives through the nonqualified HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans and on the amount of annual benefits that can be paid from qualified retirement plans. This allows those participating in the HEI Excess Pay Plan a total retirement benefit at the same general percentage of final average pay afforded to other employees under the HEI Retirement Plan. When he joined the Company in 2009, Mr. Rosenblum received two years of additional credited service for purposes of calculating his retirement benefits under the HEI Excess Pay Plan. In 2014, all Hawaiian Electric named executive officers participated in the HEI Excess Pay Plan. Retirement benefits are discussed in further detail in the 2014 Pension Benefits table and related notes below.
Deferred Compensation Plans . Hawaiian Electric provides named executive officers and other executives the opportunity to participate in plans that allow them to defer compensation and the resulting tax liability. Hawaiian Electric named executive officers may participate in the HEI Deferred Compensation Plan, a nonqualified deferred compensation plan implemented in 2011 that allows deferral of portions of the participants’ cash compensation, with certain limitations, and provides investment opportunities that are substantially similar to those available under the HEI 401(k) Plan. There are no matching or other employer contributions under the HEI Deferred Compensation Plan. Hawaiian Electric named executive officers are also eligible to defer payment of annual and long-term incentive awards and the resulting tax liability under a prior HEI nonqualified deferred compensation plan. Mr. Oshima is the only Hawaiian Electric named executive officer who participated in either of the HEI nonqualified deferred compensation plans in 2014.
Executive Death Benefit Plan (frozen since 2009). In September 2009, HEI froze the Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive’s beneficiaries following the executive’s death while employed or after retirement. As part of the freeze, HEI closed the plan to new participants and ceased all benefit accruals for current participants (i.e., there will be no increase in death benefits due to salary increases after September 9, 2009). Under contracts with Executive Death Benefit Plan participants in effect before September 2009, the death benefits were grossed up for tax purposes. This treatment was considered appropriate because the executive death benefit is a form of life insurance and traditionally life insurance proceeds have been tax-exempt. All of the named executive officers are covered under the Executive Death Benefit Plan except Mr. Oshima and Mr. McMenamin, who are not covered because they joined the Company after the plan was frozen. Death benefits are discussed in further detail in the 2014 Pension Benefits table and related notes below.
Change-in-Control Agreements. Ms. Wong is the only Hawaiian Electric named executive officer who has a change-in-control agreement. Mr. Rosenblum’s change-in-control agreement was not continued beyond January 1, 2015.
The Hawaiian Electric Board and HEI Compensation Committee consider change-in-control agreements to be an appropriate tool to recruit executives as an expected part of their compensation package, to encourage the continued attention of executives to the performance of their duties without distraction in the event of a potential change in control and to assist in retaining key executives. Change-in-control agreements can protect against executive flight during a transaction when key executives might, in the absence of the agreement, leave the Company and accept employment elsewhere.
The change-in-control agreement for Ms. Wong is “double trigger,” which means that it provides for cash severance and other benefits upon a qualifying termination of her employment following a change in control of HEI. The agreement provides for a cash lump sum payment of one times base salary plus annual incentive for Ms. Wong. The annual incentive amount is the greater of the current annual incentive target or the largest actual annual incentive payout received by her during the preceding three fiscal years. Aggregate payments under these agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code and there are no tax gross ups with respect to payments under her agreement. Payment of severance benefits under the agreement is conditioned on the Company receiving a release of claims by from Ms. Wong.
The change-in-control agreement has an initial term of two years and automatically renews for an additional year on each anniversary unless 90 days’ notice of nonrenewal is provided by either party, so that the protected period is at least one year upon nonrenewal. The agreement remains in effect for two years following a change in control. The agreement defines a change in control as a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of the HEI Board following the consummation of a merger, tender offer or similar transaction. Change-in-control benefits are discussed in further detail in the Potential Payments upon Termination or Change in Control section and related notes below.
Minimal Perquisites. Hawaiian Electric provides certain minimal other compensation to the named executive officers in the form of perquisites because such items are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation. Hawaiian Electric may, from time to time, reimburse for reasonable business-related expenses. In 2014, the Company paid club membership dues for Mr. Rosenblum and Mr. Oshima for the primary purpose of business entertainment expected of executives in their position. In addition, Mr. Rosenblum had one week of vacation more per year than an employee with similar length of service would receive. Mr. Oshima receives three weeks of vacation annually, which is more than other employees with similar length of service typically receive. For further description of perquisites, see footnote 5 to the 2014 Summary Compensation Table below.

Elimination of Most Tax Gross-Ups. Hawaiian Electric has eliminated nearly all tax gross-ups. There are no tax gross-ups on club membership initiation fees or dues or in the change-in-control agreements. As discussed under “Executive Death Benefit Plan (now frozen),” tax gross-ups of death benefits have been restricted to the executives who participated in the Executive Death Benefit Plan prior to September 2009 (when the plan was frozen). As noted in that discussion, such tax gross-ups are pursuant to contracts in effect prior to September 2009 and were considered appropriate because executive death benefits are a form of life insurance, the proceeds of which have traditionally been tax-exempt.
Consulting Agreement. For a description of Mr. Rosenblum's consulting agreement with the Company, see "Consulting Agreement with Former Executive" in Item 11 of Part III to the Form 10-K.
Additional Policies and Information
Prohibition on Hedging and Pledging
HEI’s Insider Trading Policy prohibits all directors, officers and employees of HEI and its subsidiaries (as well as the spouses, minor children, adult family members sharing the same household and any other person for whom the director, officer or employee exercises substantial control over such person’s securities trading decisions) from trading in options, warrants, puts, calls or similar instruments on HEI securities, making short sales in such securities, holding such securities in margin accounts or pledging such securities.
Executive Compensation Clawback Policy
HEI has a formal executive compensation clawback policy that applies to any performance-based compensation awarded to an executive officer, including Hawaiian Electric executive officers. Under that policy, in the event the financial statements of HEI or Hawaiian Electric are significantly restated, the Hawaiian Electric and HEI Boards and the HEI Compensation Committee will review the circumstances that caused the need for the restatement and determine whether fraud, gross negligence or intentional misconduct were involved. If so, the Hawaiian Electric and HEI Boards may direct the Company to recover all or a portion of the performance-based award from the executive officer(s) found personally responsible. The SEC is required to issue regulations concerning clawback policies pursuant to the Dodd-Frank Act. HEI will amend its clawback policy to ensure it is consistent with such rules as and when required.
Tax and Accounting Impacts on Compensation Design
In designing compensation programs, the HEI Compensation Committee considers tax and accounting implications of its decisions, along with other factors described in this Compensation Discussion & Analysis.
Tax Matters. Section 162(m) of the Internal Revenue Code disallows a publicly traded company a federal income tax deduction for compensation over $1 million paid to the CEO or any of the next three most highly compensated executive officers (other than the chief financial officer), unless the amount above $1 million meets the requirements to be deemed performance-based compensation. Accordingly, Section 162(m) applies to the named executive officers of HEI and not to those of Hawaiian Electric as such. For a discussion of HEI's practices in regard to Section 162(m), see "The Committee considers tax and accounting impacts on compensation" in Item 11 of Part III to the Form 10-K. Another tax consideration factored into the design of Hawaiian Electric’s compensation programs is compliance with the requirements of Section 409A of the Internal Revenue Code, which can impose additional taxes on participants in deferred compensation arrangements.
Accounting Matters. In establishing performance goals for equity compensation, the HEI Compensation Committee considers the impact of accounting rules in determining how discretion may be used. Accounting rules also prescribe the way in which compensation is expensed. For example, under GAAP, compensation is generally expensed when earned. Financial Accounting Standards Board ASC Topic 718 generally requires that equity compensation awards be accounted for based on their grant date fair value and vesting periods. The Hawaiian Electric Board and HEI Compensation Committee may determine that there should not be any incentive payout that would result solely from a new way of accounting for a financial measure or vice versa.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table shows Hawaiian Electric named executive officer total compensation for 2012, 2013 and 2014 for all of the named executive officers other than Mr. Giovanni and Mr. Oshima, for 2013 and 2014 for Mr. Giovanni (who was not a named executive officer in 2012) and for 2014 for Mr. Oshima (who was not a named executive officer in 2012 or 2013), in each case as calculated under Securities and Exchange Commission (SEC) rules for each year that the applicable officer was a named executive officer. Cash compensation earned for the applicable year is reported in the "Salary," "Bonus," "Nonequity Incentive Plan Compensation" and the "All Other Compensation" columns. The "Stock Awards" column is comprised of (i) the opportunity to earn shares of HEI Common Stock in the future if performance metrics are achieved and (ii) share units that vest over time and may be forfeited in whole or in part if the executive leaves before the applicable vesting period ends. The "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column sets forth the change in value of pension and executive death benefits, which can fluctuate significantly from year to year based on changes in discount rates and other actuarial assumptions and does not necessarily reflect the benefit to be received by the executive. "Total Without Change in Pension Value" shows total compensation as determined under SEC rules minus the change in pension value and executive death benefits. All compensation amounts presented for Mr. Rosenblum are the same amounts that are presented for him in the disclosure of HEI named executive officer compensation in Item 11 of Part III to the Form 10-K, which includes the HEI "2014 Summary Compensation Table."
2014 SUMMARY COMPENSATION TABLE

Name and 2014 Principal Positions	Year	Salary ($)	Stock Awards ($) (1)	Nonequity Incentive Plan Compen- sation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compen- sation ($) (4)	Total Without Change in Pension Value ($) (5)	Total ($)
Alan M. Oshima*	2014	267,971	286,316	169,466	97,342	3,005	726,758	824,100
President and Chief Executive Officer

Tayne S. Y. Sekimura	2014	322,000	251,150	169,127	665,954	—	742,277	1,408,231
Senior Vice President and Chief Financial Officer	2013	312,000	264,731	162,982	—	—	739,713	739,713
	2012	289,000	225,171	122,735	472,413	—	636,906	1,109,319
Dan V. Giovanni**	2014	270,000	210,576	120,039	276,537	—	600,615	877,152
Senior Vice President, Operations	2013	255,000	216,359	131,361	57,484	—	602,720	660,204

Stephen M. McMenamin	2014	300,000	233,984	124,939	201,601	—	658,923	860,524
Senior Vice President and Chief Information Officer	2013	287,000	243,545	134,930	67,057	—	665,475	732,532
	2012	267,000	208,030	125,407	119,374	23,609	624,046	743,420
Patricia U. Wong	2014	310,000	241,793	122,826	686,816	—	674,619	1,361,435
Senior Vice President, Corporate Services	2013	305,000	258,801	163,981	—	—	727,782	727,782
	2012	296,000	230,621	139,028	516,093	—	665,649	1,181,742
Richard M. Rosenblum***	2014	630,000	856,791	497,178	448,905	16,275	2,000,244	2,449,149
Former President and Chief Executive Officer	2013	617,100	923,846	526,262	180,770	27,509	2,094,717	2,275,487
	2012	605,000	886,652	484,378	482,246	29,210	2,005,240	2,487,486

*
Effective October 1, 2014, Mr. Oshima was appointed Hawaiian Electric President & CEO. Prior to that, Mr. Oshima served as HEI EVP, Corporate and Community Advancement from October 10, 2011 through May 18, 2014. Effective May 19, 2014 and up to his appointment as Hawaiian Electric President & CEO, Mr. Oshima served as a senior Hawaiian Electric executive officer on loan from HEI. Mr. Oshima's 2014 compensation for Hawaiian Electric shown above includes only compensation attributable to his time working for Hawaiian Electric in 2014. This includes compensation for 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014. For Mr. Oshima's total 2014 compensation, which includes his compensation for Hawaiian Electric (disclosed here) and HEI, please see Mr. Oshima's compensation as an HEI named executive officer in Item 11 of Part III to the Form 10-K, which includes the HEI "2014 Summary Compensation Table."

**	Mr. Giovanni retired on January 9, 2015.

***
Mr. Rosenblum stepped down as Hawaiian Electric President & CEO effective September 30, 2014. He retired in January 5, 2015 and continues as a consultant to Hawaiian Electric for a six-month period. See "Consulting Agreement with Former Executive" in Item 11 of Part III to the Form 10-K.

1.
Stock Awards. These amounts represent the aggregate grant date fair value of stock awards granted in the years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). These

amounts comprise: (i) the opportunity (based on probable outcome of performance conditions (in this case target) as of the grant date) to earn shares of HEI Common Stock in the future pursuant to the Long‑term Incentive Plan (LTIP) if pre‑established performance goals are achieved and (ii) restricted stock units (RSUs) granted in the year shown and vesting in installments over a four‑year period. Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when his 2014-16 LTIP award was granted and the 2014 RSUs were awarded. Shares for Mr. Oshima represents the pro-rated portion of the awards related to Hawaiian Electric service which includes estimates at 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time after October 1, 2014. See the 2014 Grants of Plan-Based Awards table below for the portion of the amount in the Stock Awards column above that is composed of 2014 grants of RSUs and performance opportunities under the 2014-16 LTIP. Assuming achievement of the highest level of performance conditions, the maximum value of the performance awards payable in 2017 under the 2014-16 LTIP would be: Mr. Oshima $299,575 (pro-rated for Hawaiian Electric service); Ms. Sekimura $276,924; Mr. McMenamin $258,005; Ms. Wong $266,599; and, in the cases of Mr. Giovanni and Mr. Rosenblum, would have been $232,202 and $1,083,584, respectively, had they not retired from the Hawaiian Electric in January 2015. For a discussion of the assumptions underlying the amounts set out for the RSUs and performance awards, see Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K.

2.
Nonequity Incentive Plan Compensation. These amounts represent payouts to named executive officers under the annual incentive plan, called the Executive Incentive Compensation Plan (EICP), earned for the years shown. EICP payouts are made in cash. The incentive plan payout to Mr. Oshima represents the pro-rated portion of the award related to Hawaiian Electric service which includes 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014.

3.
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the change in present value of the accrued pension and executive death benefits from beginning of year to end of year for 2012, 2013 and 2014. These amounts are not current payments; pension and executive death benefits are only paid after retirement or death, as applicable. The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates. The 2014 change in pension value increased significantly from that in 2013 because of lower discount rates and changes to the mortality tables as determined by the Society of Actuaries, which caused the present value of pension and executive death benefit to increase significantly compared to the prior year. For a further discussion of the applicable plans, see the 2014 Pension Benefits table and related notes below. The change in pension value for Mr. Oshima is attributable to his combined service to HEI and Hawaiian Electric and is the same as the amount disclosed for Mr. Oshima in the HEI "2014 Summary Compensation Table" in Item 11 of Part III to the Form 10-K. No Hawaiian Electric named executive officer had above-market or preferential earnings on nonqualified deferred compensation for the periods covered in the table above.

4.	All Other Compensation. The following table summarizes the components of “All Other Compensation” with respect to 2014:

Name	Contributions to Defined Contribution Plans ($)[a]	Other ($)[b]	Total All Other Compensation ($)
Alan M. Oshima	3,005	5,458	8,463
Tayne S.Y. Sekimura*	—	—	—
Dan V. Giovanni*	—	—	—
Stephen M. McMenamin*	—	—	—
Patricia U. Wong*	—	—	—
Richard M. Rosenblum	—	16,275	16,275

a
Mr. Oshima received matching contributions to his account in the HEI 401(k) Plan up to the amount permitted based on eligible compensation ($260,000 in 2014). These amounts are attributed to Mr. Oshima's service at Hawaiian Electric.

b
Messrs. Oshima and Rosenblum each received club membership dues and had one more week of vacation than employees with similar length of service would usually receive. Amounts for Mr. Oshima are attributed to Mr. Oshima's service at Hawaiian Electric.

*
The total value of perquisites and other personal benefits for each of Ms. Sekimura, Mr. Giovanni, Mr. McMenamin and Ms. Wong was less than $10,000 for 2014 and is therefore not included in the table above.

5.
Total Without Change in Pension Value. Total Without Change in Pension Value represents total compensation as determined under SEC rules, minus the change in pension value and executive death benefits amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. This column is included because the magnitude of the change in pension value and death benefits in a given year is largely determined by actuarial assumptions, such as discount rates and mortality assumptions set by the Society of Actuaries, and does not reflect decisions made by the HEI Compensation Committee or Hawaiian Electric Board for that year or the actual benefit necessarily to be received by the recipient. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column and are not a substitute for the Total column.

Additional narrative disclosure about salary, bonus, stock awards, nonequity incentive plan compensation, pension benefits and nonqualified deferred compensation earnings and other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards
The table below shows cash performance award opportunities under the 2014 annual incentive plan, equity performance award opportunities granted under the long-term incentive plan for performance over the 2014-16 period and payable in 2017 and RSUs granted in 2014 and vesting in installments over four years.
2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under NonEquity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Alan M. Oshima*	2/5/14 EICP	80,557	161,112	322,224	—	—	—	—	—
	2/5/14 LTIP	—	—	—	3,112	6,223	12,447	—	149,786
	2/5/14 RSU	—	—	—	—	—	—	5,420	136,530
Tayne S. Y. Sekimura	2/5/14 EICP	80,500	161,000	322,000	—	—	—	—	—
	2/5/14 LTIP	—	—	—	2,876	5,752	11,505	—	138,450
	2/5/14 RSU	—	—	—	—	—	—	4,474	112,700
Dan V. Giovanni	2/5/14 EICP	60,750	121,500	243,000	—	—	—	—	—
	2/5/14 LTIP	—	—	—	2,412	4,823	9,647	—	116,088
	2/5/14 RSU	—	—	—	—	—	—	3,751	94,488
Stephen M. McMenamin	2/5/14 EICP	67,500	135,000	270,000	—	—	—	—	—
	2/5/14 LTIP	—	—	—	2,680	5,359	10,719	—	128,992
	2/5/14 RSU	—	—	—	—	—	—	4,168	104,992
Patricia U. Wong	2/5/14 EICP	69,750	139,500	279,000	—	—	—	—	—
	2/5/14 LTIP	—	—	—	2,769	5,538	11,076	—	133,300
	2/5/14 RSU	—	—	—	—	—	—	4,307	108,493
Richard M. Rosenblum	2/5/14 EICP	236,250	472,500	945,000	—	—	—	—	—
	2/5/14 LTIP	—	—	—	11,254	22,509	45,018	—	541,790
	2/5/14 RSU	—	—	—	—	—	—	12,505	315,001

EICP	Executive Incentive Compensation Plan (annual incentive)

LTIP	Long-Term Incentive Plan (2014-16 period)

RSU	Restricted stock units

*
Effective October 1, 2014, Mr. Oshima was appointed Hawaiian Electric President & CEO. Prior to that, Mr. Oshima served as HEI EVP, Corporate and Community Advancement from October 10, 2011 through May 18, 2014. Effective May 19, 2014 and up to his appointment as Hawaiian Electric President & CEO, Mr. Oshima served as a senior Hawaiian Electric executive officer on loan from HEI.

1.
Estimated Future Payouts Under Nonequity Incentive Plan Awards. Shows possible cash payouts under the 2014 EICP based on meeting performance goals set in February 2014 at threshold, target and maximum levels. Actual payouts for the 2014 EICP are reported in the 2014 Summary Compensation Table above. Mr. Oshima's 2014 estimated payouts for Hawaiian Electric includes only estimated payouts attributable to his time working for Hawaiian Electric in 2014. This includes estimated payouts for 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014.

2.
Estimated Future Payouts Under Equity Incentive Plan Awards. Represents number of shares of stock that may be issued under the 2014-16 LTIP based upon the achievement of performance goals set in February 2014 at threshold, target and maximum levels and vesting at the end of the three-year performance period. LTIP awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata participation based upon completed months of service after a minimum number of months of service in the performance period. Dividend equivalent shares, not included in the chart, compound over the period at the actual dividend rate and are paid at the end of the performance period based on actual shares earned. Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when the 2014-16 LTIP award was granted. Shares for Mr. Oshima represent the pro-rated portion of the award related to Hawaiian Electric service, which includes estimates at 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time after October 1, 2014. The share amounts listed for Mr. Giovanni and Mr. Rosenblum represent amounts they would have been eligible to receive, subject to achievement of the applicable performance goals, had they remained with the Company through the end of 2016. However, since they retired in January 2015, their actual 2014-16 LTIP share payouts will be pro-rated based on their completed months of service through the date of their retirement.

3.
All Other Stock Awards: Number of Shares of Stock or Units. Represents number of RSUs awarded in 2014 that will vest and be issued as unrestricted stock in four equal annual installments on the grant date anniversary. The awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata vesting up to the date of termination. Receipt of RSU awards is generally subject to continued employment and expiration of the applicable vesting period. Dividend equivalent shares, not included in the chart, compound over the period at the actual dividend rate and are paid in HEI stock in conjunction with the annual installment vesting. Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when the 2014 RSUs were awarded. Shares for Mr. Oshima represent the pro-rated portion of the award related to Hawaiian Electric service, which includes estimates at 90% of Mr. Oshima's time from May 19, 2014 to September 30, 2014 and 100% of his time after October 1, 2014. The share amounts listed for Mr. Giovanni and Mr. Rosenblum represent the amounts they would have been eligible to receive had they remained with the Company through the end of the applicable vesting period. However, due to Mr. Giovanni's retirement in January 2015, the actual shares he will receive will be pro-rated based on his completed months of service through the date of his retirement. Also, due to Mr. Rosenblum's retirement in January 2015 and the terms of his consulting agreement (described in "Consulting Agreement with Former Executive" in Item 11 of Part III to the Form 10-K), the actual shares he will receive will be pro-rated based on his completed months of service through the end of his consulting agreement in July 2015.

4.
Grant Date Fair Value of Stock Awards. Grant date fair value for shares under the 2014-16 LTIP is estimated in accordance with the fair-value based measurement of accounting as described in FASB ASC Topic 718 based upon the probable (in this case, target) outcome of the performance conditions as of the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance awards contained in Note 11 (Share-based compensation) to the Consolidated Financial Statements in our Annual Report on Form 10-K. Grant date fair value for RSUs is based on the closing price of HEI Common Stock on the NYSE on the date of the grant of the award.

Outstanding Equity Awards at Fiscal Year-End
OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards						Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)					Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options					Shares or Units of Stock That Have Not Vested (1)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Grant Year	Exer-ciseable (#)	Unexer-ciseable (#)		Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($) (2)
Alan M. Oshima	2011	—	—	—	—	—	1,443	48,312	—	—
	2013	—	—	—	—	—	4,072	136,331	3,318	111,087
	2014	—	—	—	—	—	5,913	197,967	3,614	120,997
	Total	—	—	—	—	—	11,428	382,610	6,932	232,084
Tayne S. Y. Sekimura	2005	6,000	—	—	26.18	4/7/2015	—	—	—	—
	2011	—	—	—	—	—	986	33,011	—	—
	2012	—	—	—	—	—	1,947	65,186	—	—
	2013	—	—	—	—	—	3,046	101,980	2,611	87,416
	2014	—	—	—	—	—	4,474	149,790	2,876	96,288
	Total	6,000	—	—	—	—	10,453	349,967	5,487	183,704
Dan V. Giovanni	2013	—	—	—	—	—	2,489	83,332	2,134	71,446
	2014	—	—	—	—	—	3,751	125,583	2,412	80,754
	Total	—	—	—	—	—	6,240	208,915	4,546	152,200
Stephen M. McMenamin	2011	—	—	—	—	—	529	17,711	—	—
	2012	—	—	—	—	—	1,799	60,231	—	—
	2013	—	—	—	—	—	2,802	93,811	2,402	80,419
	2014	—	—	—	—	—	4,168	139,545	2,680	89,726
	Total	—	—	—	—	—	9,298	311,298	5,082	170,145
Patricia U. Wong	2011	—	—	—	—	—	1,036	34,685	—	—
	2012	—	—	—	—	—	1,994	66,759	—	—
	2013	—	—	—	—	—	2,977	99,670	2,552	85,441
	2014	—	—	—	—	—	4,307	144,198	2,769	92,706
	Total	—	—	—	—	—	10,314	345,312	5,321	178,147
Richard M. Rosenblum	2011	—	—	—	—	—	2,415	80,854	—	—
	2012	—	—	—	—	—	5,822	194,921	—	—
	2013	—	—	—	—	—	8,606	288,129	10,327	345,748
	2014	—	—	—	—	—	12,505	418,667	11,254	376,784
	Total	—	—	—	—	—	29,348	982,571	21,581	722,532

1.
Shares or Units of Stock That Have Not Vested. The remaining installments of the 2011 RSUs vested on February 4, 2015 for Mss. Sekimura and Wong and Messrs. Giovanni, McMenamin and Rosenblum. For the remaining installments of the 2011 RSUs awarded to Mr. Oshima, 1,443 shares will vest on November 1, 2015. For the remaining installments of the 2012 RSUs, shares vested on February 3, 2015 and will vest on February 3, 2016. For the remaining installments of the 2013 RSUs, shares vested on February 4, 2015 and will vest in equal annual installments on February 4, 2016 and 2017. For the remaining installments of the 2014 RSUs, shares vested on February 5, 2015 and will vest in equal annual installments on February 5, 2016, 2017 and 2018.

2.	Market Value. Market value is based upon the closing per‑share trading price of HEI Common Stock on the NYSE of $33.48 as of December 31, 2014.

3.
Number of Unearned Shares, Units or Other Rights That Have Not Vested. Represents shares of HEI Common Stock that would be issued under the 2013-15 LTIP and 2014-16 LTIP based upon the achievement of performance goals at the threshold level at the end of the three-year performance periods.

Option Exercises and Stock Vested
2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Alan M. Oshima	—	—	601	(1)	18,801
			725	(2)	24,462
Tayne S. Y. Sekimura	—	—	7,121	(1)	198,756
			3,691	(2)	124,534
Dan V. Giovanni	—	—	872	(1)	22,210
			1,420	(2)	47,911
Stephen M. McMenamin	—	—	4,499	(1)	123,418
			3,410	(3)	115,053
Patricia U. Wong	—	—	7,174	(1)	200,288
			3,780	(2)	127,537
Richard M. Rosenblum	—	—	18,626	(1)	517,677
			17,384	(2)	586,536

1.
Represents the number of shares acquired on vesting (and dividend equivalents paid in shares on the 2012 and 2013 grants) of RSUs granted on May 11, 2010, February 4, 2011, November 1, 2011, February 3, 2012 and February 4, 2013 and vesting in February, May and November 2014. Value realized on vesting also includes dividend equivalents (based on the number of shares vested and paid in cash for the grants in 2010 and 2011) as follows: Mr. Oshima $2,237; Ms. Sekimura $23,504; Mr. McMenamin $11,888; Ms. Wong $23,686; and Mr. Rosenblum $58,573. Mr. Oshima was an HEI employee and not a Hawaiian Electric executive when the 2011 and 2013 RSU were awarded. Vested shares for Mr. Oshima represents the shares, dividend equivalents and value related to his service at Hawaiian Electric which includes estimates at 90% of Mr. Oshima’s time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014. For Mr. Oshima’s total RSUs vested in 2014 which includes the RSUs vested for his service under Hawaiian Electric (disclosed here) and HEI, see Mr. Oshima’s stock vested as an HEI named executive officer in Item 11 of Part III to the Form 10-K, which includes the HEI "2014 Option Exercises and Stock Vested Table."

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Alan M. Oshima	601	—	601
Tayne S.Y. Sekimura	6,973	148	7,121
Dan V. Giovanni	830	42	872
Stephen M. McMenamin	4,362	137	4,499
Patricia U. Wong	7,024	150	7,174
Richard M. Rosenblum	18,192	434	18,626

2.
Represents the number of shares acquired (and dividend equivalents paid in stock on earned shares) upon vesting of performance share awards under the 2012-14 LTIP, which were payable in stock at the end of the performance period. Messrs. Oshima and Giovanni served as an HEI employee and as Hawaiian Electric, VP Energy Delivery, respectively, when the 2012-14 LTIP opportunities were established and participated in the 2012-14 cycle based on criteria established for them at that time with respect to those positions. The shares acquired on vesting for Mr. Oshima represents the shares, dividend equivalents and value related to his service at Hawaiian Electric, which includes estimates at 90% of Mr. Oshima’s time from May 19, 2014 to September 30, 2014 and 100% of his time from October 1, 2014 to December 31, 2014. For Mr. Oshima’s total vested performance shares in 2014, which includes the shares vested for his service for Hawaiian Electric (disclosed here) and HEI, see Mr. Oshima’s vested performance shares as an HEI named executive officer in Item 11 of Part III to the Form 10-K, which includes the HEI "2014 Option Exercises and Stock Vested" table. The HEI Compensation Committee certified the achievement of the applicable performance measures on February 6, 2015 and the shares are valued as of the date of payment. For further discussion of the payment of the performance shares in 2015, see “Long-Term Incentives – 2012-14 Long-Term Incentive Plan” above.

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Alan M. Oshima	629	96	725
Tayne S.Y. Sekimura	3,204	487	3,691
Dan V. Giovanni	1,233	187	1,420
Stephen M. McMenamin	2,960	450	3,410
Patricia U. Wong	3,281	499	3,780
Richard M. Rosenblum	15,090	2,294	17,384
Pension Benefits
The table below shows the present value as of December 31, 2014 of accumulated benefits for each of the Hawaiian Electric named executive officers and the number of years of service credited to each executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality table and other assumptions described below, which are consistent with those used in HEI’s financial statements Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K:
2014 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (4)	Payments During the Last Fiscal Year ($)
Alan M. Oshima*	HEI Retirement Plan (1)	3.2	176,344	—
	HEI Excess Pay Plan (2)	3.2	64,207	—
Tayne S. Y. Sekimura	HEI Retirement Plan (1)	23.6	1,707,227	—
	HEI Excess Pay Plan (2)	23.6	352,599	—
	HEI Executive Death Benefit (3)	—	122,966	—
Dan V. Giovanni	HEI Retirement Plan (1)	13.4	1,020,645	—
	HEI Excess Pay Plan (2)	13.4	13,864	—
	HEI Executive Death Benefit (3)	—	125,181	—
Stephen M. McMenamin	HEI Retirement Plan (1)	5.3	505,465	—
	HEI Excess Pay Plan (2)	5.3	58,798	—
Patricia U. Wong	HEI Retirement Plan (1)	24.6	2,223,616	—
	HEI Excess Pay Plan (2)	24.6	424,393	—
	HEI Executive Death Benefit (3)	—	172,268	—
Richard M. Rosenblum	HEI Retirement Plan (1)	6.0	532,410	—
	HEI Excess Pay Plan (2)	8.0	1,153,050	—
	HEI Executive Death Benefit (3)	—	479,266	—

*
The present values of accumulated benefits for Mr. Oshima are attributable to his combined service to HEI and Hawaiian Electric and are the same as the amounts disclosed for Mr. Oshima in the HEI "2014 Pension Benefits" table in Item 11 of Part III to the Form 10-K.

1.
The HEI Retirement Plan is the standard retirement plan for HEI and Hawaiian Electric employees. Normal retirement benefits under the HEI Retirement Plan for management employees hired before May 1, 2011, including all of the named executive officers other than Mr. Oshima, are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). Credited service is generally the same as the years of service with HEI or other participating companies (Hawaiian Electric, Hawaii Electric Light and Maui Electric). Credited service is also provided for limited unused sick leave and for the period a vested participant is on long-term disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive benefits immediately upon termination may also elect a single sum distribution of up to $100,000 with the remaining benefit payable as an annuity. Single sum distributions are not eligible for early retirement subsidies, and so may not be as valuable as an annuity at early retirement. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement.

The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Early retirement benefits are available for participants who meet certain age and service requirements at ages 50-64. Early retirement benefits are reduced for participants who retire prior to age 60. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 to 1% at age 59. Accrued benefits are not reduced for eligible employees who retire at age 60 and above.

HEI and Hawaiian Electric nonunion employees who commence employment on or after May 1, 2011, including Mr. Oshima, receive reduced benefits. Normal retirement benefits under the revised HEI Retirement Plan are calculated based on a a formula of 1.5% x Credited Service x Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). These employees are eligible for a limited match under the HEI 401(k) Plan (50% match on the first 6% of compensation deferred). Mr. Oshima commenced employment after May 1, 2011 and is therefore covered by the revised Retirement Plan.
As of December 31, 2014, all of the named executive officers were eligible for retirement benefits under the HEI Retirement Plan. Messrs. Rosenblum and Giovanni retired in January 2015.

2.
As of December 31, 2014, all of the named executive officers were participants in the HEI Excess Pay Plan and eligible for retirement benefits under the HEI Excess Pay Plan. Messrs. Rosenblum and Giovanni retired in January 2015. In 2009, the HEI Board approved an Addendum to the HEI Excess Pay Plan that granted Mr. Rosenblum an additional two years of credited service to be applied in the calculation of his benefit under the HEI Excess Pay Plan. This resulted in the present value of his accumulated benefit under the HEI Excess Pay Plan shown in the table above being $396,568 more than it would have been without the additional credited years (i.e., without the additional credited years, the present value of his accumulated benefit under the HEI Excess Pay Plan would be $756,482). Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($260,000 in 2014 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $210,000 in 2014 as indexed for inflation, or the participant’s highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan.

3.
Mss. Sekimura and Wong and Messrs. Giovanni and Rosenblum are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits will be paid based on salaries as of September 9, 2009. The plan provides death benefits equal to two times the executive’s base salary as of September 9, 2009 if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive’s base salary as of September 9, 2009 if the executive dies following retirement. The amounts shown in the table above assume death following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the exempt status of death benefits paid from a life insurance policy. Messrs. Oshima and McMenamin were not participants in the plan at the time it was frozen and are therefore not entitled to any benefits under the plan.

4.	The present value of accumulated benefits for the Hawaiian Electric named executive officers included in the 2014 Pension Benefits table was determined based on the following:
Methodology The present values are calculated as of December 31, 2014 based on the credited service and pay of the Hawaiian Electric named executive officer as of such date (or the date of benefit freeze, if earlier).
Assumptions

a.
Discount Rate – The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 4.22% for retirement benefits and 4.17% for executive death benefits as of December 31, 2014.

b.
Mortality Table – The RP-2014 Healthy Annuitant Mortality Table (separate male and female rates) with generational improvements using scale MP-2014 is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.

c.
Retirement Age – A Hawaiian Electric named executive officer included in this table is assumed to remain in active employment until, and assumed to retire at, the earliest age when unreduced pension benefits would be payable, but no earlier than attained age as of December 31, 2014 (if later).

d.
Pre-Retirement Decrements – Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement, and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Pre-retirement decrements are assumed for financial statement purposes.

e.	Unused Sick Leave – Each Hawaiian Electric named executive officer is assumed to have accumulated 1,160 unused sick leave hours at retirement age.
Nonqualified Deferred Compensation
Although Hawaiian Electric named executive officers are eligible to participate in the HEI deferred compensation plans, which are described in the Compensation Discussion & Analysis above, except for Mr. Oshima, no Hawaiian Electric named executive officer deferred any amount, and except for Mr. Oshima, no Hawaiian Electric named executive officer had an account balance under those plans, during 2014. For information with respect to Mr. Oshima, see the "2014 Nonqualified Deferred Compensation" table in Item 11 of Part III to the Form 10-K.
Potential Payments Upon Termination or Change in Control
The table below shows the amount of potential payments to each Hawaiian Electric named executive officer in the event of retirement, voluntary termination, termination for cause, termination without cause and qualifying termination following a change in control, assuming termination occurred on December 31, 2014. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time. Mr. Rosenblum and Ms. Wong were the only Hawaiian Electric named executive officers with change-in-control agreements as of December 31, 2014. Mr. Rosenblum's change-in-control agreement was not extended beyond January 1, 2015.
2014 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/2014 ($) (1)	Voluntary Termination on 12/31/14 ($) (2)	Termination for Cause on 12/31/2014 ($) (3)	Termination without Cause on 12/31/14 ($) (4)	Qualifying Termination after Change in Control on 12/31/2014 ($) (5)
Alan M. Oshima*
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	247,451	—	—	—	247,451
Restricted Stock Units (8)	102,607	—	—	—	412,902
TOTAL	350,058	—	—	—	660,353
Tayne S. Y. Sekimura
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	195,457	—	—	—	195,457
Restricted Stock Units (8)	139,409	—	—	—	382,177
TOTAL	334,866	—	—	—	577,634
Dan V. Giovanni
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	161,207	—	—	—	161,207
Restricted Stock Units (8)	58,188	—	—	—	223,277
TOTAL	219,395	—	—	—	384,484
Stephen M. McMenamin
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	180,593	—	—	—	180,593
Restricted Stock Units (8)	115,501	—	—	—	339,165
TOTAL	296,094	—	—	—	519,758
Patricia U. Wong
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	190,100	—	—	—	—
Restricted Stock Units (8)	139,903	—	—	—	—
Change-in-Control Agreement	—	—	—	—	1,069,338
TOTAL	330,003	—	—	—	1,069,338
Richard M. Rosenblum
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	770,342	—	—	—	770,342
Restricted Stock Units (8)	385,456	—	—	—	1,073,128
Change-in-Control Agreement**	—	—	—	—	—
TOTAL	1,155,798	—	—	—	1,843,470

*	Mr. Oshima does not have a change-in-control agreement.

**
Mr. Rosenblum's change-in-control agreement was not extended beyond January 1, 2015 and he subsequently retired on January 5, 2015. Accordingly, Mr. Rosenblum will not receive any payments or other compensation as a result of a change in control under a change-in-control agreement.

Note: All stock-based award amounts were valued using the 2014 year-end closing price of HEI Common Stock on the NYSE of $33.48 per share. Other benefits that are available to all salaried employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

1.
Retirement Payments & Benefits. All named executive officers were eligible for retirement as of December 31, 2014. Messrs. Giovanni and Rosenblum retired from Hawaiian Electric in January 2015. Amounts in this column also do not include amounts payable under the 2014 EICP and 2012-14 LTIP because those amounts would have vested without regard to retirement since December 31, 2014 was the end of the applicable performance periods. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan and deferred compensation benefits under all termination scenarios. See the 2014 Pension Benefits and 2014 Nonqualified Deferred Compensation table above.

2.
Voluntary Termination Payments & Benefits. If a Hawaiian Electric named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Voluntary termination results in the forfeiture of unvested RSUs and participation in incentive plans. If the executive has a change-in-control agreement, the executive’s entitlement to rights under such agreement would also end. Amounts in this column do not include amounts payable under the 2014 EICP or the 2012-14 LTIP because those amounts would have vested without regard to voluntary termination since December 31, 2014 was the end of the applicable performance periods.

3.
Termination for Cause Payments and Benefits. If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. “Cause” generally means a violation of the HEI Corporate Code of Conduct or, for purposes of awards under the 2010 Equity and Incentive Plan, as amended (EIP), has the meaning set forth in those plans. Termination for cause results in the forfeiture of all unvested RSUs and participation in incentive plans. The executive’s entitlement to rights under his or her change-in-control agreement would also end.

4.
Termination without Cause Payments and Benefits. If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the forfeiture of unvested RSUs. As discussed in note 5 below, different benefits would be payable to Ms. Wong if her termination without cause were to follow a change in control under the terms of her change‑in‑control agreement.

5.
Change-in-Control Payments and Benefits. Of the Hawaiian Electric named executive officers, only Ms. Wong (and Mr. Rosenblum, whose agreement is no longer in effect) had a change-in-control agreement on December 31, 2014. Mr. Rosenblum's agreement was not extended beyond January 1, 2015 and he subsequently retired on January 5, 2015.

“Change in control,” as defined under the change-in-control agreements, generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of the HEI Board following the consummation of a merger, tender offer or similar transaction. The change-in-control agreements are also “double trigger,” which means that they provide for cash severance and other benefits upon a qualifying termination of the executives' employment following a change in control of HEI. Ms. Wong’s change-in-control agreement provides lump sum severance multiplier of one time applied to the sum of the executive’s base salary and annual incentive compensation (determined to be the greater of the current target or the largest actual annual incentive compensation during the preceding three years). In addition, Ms. Wong would receive continued life, disability, dental, accident and health insurance benefits for one year and a lump sum payment equal to the present value of the additional benefit she would have earned under her retirement and savings plans during the severance period. Ms. Wong would also receive the greater of current target or actual projected annual and long-term incentive compensation, pro-rated if termination occurs during the first half of the applicable performance period and the full value if termination occurs after the end of the first half of the applicable performance period (provided that, under the EICP and LTIP cycles presently in effect, the terms of those arrangements provide that, upon a change in control, the awards will be paid out in cash at the target level, pro-rated for the amount of time elapsed upon the change in control). For RSUs, in the event of a change in control either (i) the acquiring entity shall assume all outstanding awards or substitute similar awards for all outstanding awards or (ii) all outstanding awards shall become fully vested. For Ms. Wong, additional age and service credit is received for the severance period for purposes of determining retiree welfare benefit eligibility. Ms. Wong would receive financial, tax planning and outplacement services, capped at 15% of annual base salary. Payment would generally be delayed for six months following termination of employment to the extent required to avoid an additional tax under Section 409A of the Internal Revenue Code. Interest would accrue during any six-month delay period at the prevailing six-month certificate of deposit rate and payments would be set aside during that period in a grantor (rabbi) trust. There are no tax gross ups provided for in the agreements. All the foregoing benefit amounts are included in this column but the total severance amount shown is limited to the maximum amount deductible under Section 280G of the Internal Revenue Code for Ms. Wong. Payment of the foregoing benefits is subject to a release of claims by Ms. Wong.

6.
Executive Incentive Compensation Plan (EICP).  Upon death, disability or retirement, executives continue to participate in the EICP on a pro-rata basis if the executive has met applicable minimum service requirements, with payment to be made by Hawaiian Electric if the applicable performance goals are achieved. For executives without a change-in-control agreement, the EIP provides that in the event of termination following a change in control, the EICP award would be immediately paid out at target level for full-year performance. “Change in control” under the EIP generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of HEI’s Board following the consummation of a merger, a tender offer or similar transaction. In termination scenarios other than a termination following a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued EICP award. Annual incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

7.
Long-Term Incentive Plan (LTIP).  Upon death, disability or retirement, executives continue to participate in each ongoing LTIP cycle on a pro-rata basis if the executive has met applicable minimum service requirements, with payment to be made by Hawaiian Electric if performance goals are achieved. The amounts shown are at target for goals deemed achievable (or at below the threshold, if deemed unachievable at the date of termination) for all applicable plan years, pro-rated based upon service through December 31, 2014; actual payouts will depend upon performance achieved at the end of the plan cycle. For executives without a change-in-control agreement, the EIP provides that in the event of termination following a change in control, the LTIP award would be immediately paid out at target level, pro-rated for completed months of service in the performance period. “Change in control” under the EIP generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of HEI’s Board following the consummation of a merger, a tender offer or similar transaction. In termination scenarios other than a termination following a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued LTIP award. Long‑term incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

8.
Restricted Stock Units (RSUs).  Termination for or without cause results in the forfeiture of unvested RSUs. Termination due to death or disability results in pro-rata vesting of RSUs. Retirement results in pro-rata vesting of RSUs. For executives without a change-in-control agreement, the EIP provides that in the event of termination following a change in control, RSUs become fully vested, payable or free from restrictions. “Change in control” under the EIP generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of HEI’s Board following the consummation of a merger, a tender offer or similar transaction. The vesting of RSUs in the event of a change in control is described in footnote 5 above and has been quantified as part of the Change-in-Control Agreement payment in the table above. The amount shown is based on the 2014 year‑end closing per‑share trading price of vested shares.

Director compensation
The Hawaiian Electric Board believes that a competitive compensation package is necessary to attract and retain individuals with the experience, skills and qualifications needed to serve as a director on the board of a regulated electric public utility. Nonemployee director compensation is composed of a mix of cash and HEI Common Stock. Only nonemployee directors receive compensation for their service as directors. Ms. Lau, HEI President & CEO, and Mr. Oshima, Hawaiian Electric President & CEO, do not receive separate or additional compensation for serving as a Hawaiian Electric director. Although Ms. Lau and Mr. Oshima are members of the Hawaiian Electric Board, neither they nor any other executive officer participate in the determination of nonemployee director compensation.
The HEI Compensation Committee reviews the compensation of Hawaiian Electric nonemployee directors no less frequently than once every three years and recommends changes to the Hawaiian Electric Board. In 2012, the HEI Compensation Committee asked Fred Cook & Co. to conduct an evaluation of Hawaiian Electric’s nonemployee director compensation. Fred Cook & Co. assessed the structure of Hawaiian Electric’s nonemployee director compensation program and its value compared to competitive market practices of utility peer companies, similar to the assessments used in its executive compensation review, which is described under “Compensation Discussion and Analysis – Use of Comparative Market Data” above. Based on the 2012 analysis, the HEI Compensation Committee maintained 2013 director compensation at the same level as in 2012. For 2014, director compensation remained the same as in 2013, with the exception of modest changes concerning extra meeting fees; such changes are described under "Extra Meeting Fees" below.
Nonemployee directors of Hawaiian Electric who are not also directors of HEI receive compensation in the form of a cash retainer and an HEI stock grant. Don E. Carroll, Micah A. Kane, Timothy E. Johns and Bert A. Kobayashi, Jr. are the nonemployee directors of Hawaiian Electric who are not also directors of HEI. Nonemployee directors of Hawaiian Electric who are also directors of HEI do not receive additional compensation for serving on the Hawaiian Electric Board but do receive an additional retainer for service on certain committees as described below. Thomas B. Fargo, Peggy Y. Fowler and Kelvin H. Taketa are the nonemployee directors of Hawaiian Electric who are also directors of HEI.
The boards of Hawaiian Electric subsidiaries Hawaii Electric Light and Maui Electric are composed entirely of officers of Hawaiian Electric and/or its subsidiaries who receive no additional compensation for such service.
Cash Retainer. Hawaiian Electric nonemployee directors received the cash retainer amounts shown below for their 2014 Hawaiian Electric Board service. Nonemployee directors of Hawaiian Electric who also serve as a member or chairperson of the Hawaiian Electric Audit Committee or as a non-voting Hawaiian Electric Board representative to attend meetings of the HEI Compensation Committee received additional retainer amounts, as indicated below. Cash retainers were paid in quarterly installments.

2014
Hawaiian Electric Director (who is not also an HEI director)	$40,000
Hawaiian Electric Audit Committee Chair	10,000
Hawaiian Electric Audit Committee Member	4,000
Hawaiian Electric Non-Voting Representative to HEI Compensation Committee	6,000
Extra Meeting Fees. Nonemployee directors are also entitled to meeting fees for each board or committee meeting attended (as member or chair) after a specified number of meetings. The changes to extra meeting fees for 2014 were: (1) the addition of extra meeting fees for the Hawaiian Electric Board to be consistent with extra meeting fees for the Hawaiian Electric Audit Committee and (ii) a modest increase in extra meeting fees for the Hawaiian Electric Audit Committee (increased from $750 to $1,000 per extra meeting). For 2014, directors were entitled to additional fees of $1,000 per meeting after attending a minimum of eight Hawaiian Electric Board meetings during the year, Hawaiian Electric Audit Committee members were entitled to additional fees of $1,000 per meeting after attending a minimum of six Hawaiian Electric Audit Committee meetings during the year, and the Hawaiian Electric Board’s non-voting representative to the HEI Compensation Committee was entitled to additional fees of $1,500 per meeting after attending six meetings of the HEI Compensation Committee during the year.
Stock Awards. On June 30, 2014, each Hawaiian Electric nonemployee director who is not also on the HEI Board received shares of HEI Common Stock with a value equal to $40,000 as an annual grant under the HEI 2011 Nonemployee Director Stock Plan (2011 Director Plan), which was approved by HEI shareholders on May 10, 2011. The number of shares issued to each Hawaiian Electric nonemployee director was determined based on the closing sales price of HEI Common Stock on the New York Stock Exchange on June 30, 2014. Stock grants to nonemployee directors under the 2011 Director Plan are made annually on the last business day in June.

Deferred Compensation. Nonemployee directors may participate in the HEI Deferred Compensation Plan implemented in 2011 (2011 Deferred Compensation Plan) and described under “Compensation Discussion and Analysis - Benefits - Deferred Compensation Plans” above. Under the plan, deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a list of publicly traded mutual funds and other investment offerings. Earnings are not above‑market or preferential. Participants may elect the timing upon which distributions are to begin following disability, death or separation from service (including retirement) and may choose to receive such distributions in a lump sum or in installments over a period of up to fifteen years. Mr. Taketa participated in this plan in 2014.
Nonemployee directors are also eligible to participate in the HEI Nonemployee Directors’ Deferred Compensation Plan, as amended January 1, 2009, although no nonemployee director participated in such plan in 2014.
Health Benefits. Directors may participate, at their election and at their cost, in the group employee medical, vision and dental plans generally made available to Hawaiian Electric employees. No Hawaiian Electric director currently participates in such plans.
Information concerning the compensation paid to Ms. Fowler and Messrs. Fargo, and Taketa, in their capacity as nonemployee directors of Hawaiian Electric who are also directors of HEI, is set forth in Part III of the Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.

2014 DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to Hawaiian Electric nonemployee directors in 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Don E. Carroll	54,000	40,000	94,000
Thomas B. Fargo (3)	—	—	—
Peggy Y. Fowler (3)	4,000	—	4,000
Timothy E. Johns Chairman Audit Committee	53,000	40,000	93,000
Micah A. Kane	43,000	40,000	83,000
Bert A. Kobayashi, Jr.	44,000	40,000	84,000
Kelvin H. Taketa (3)	—	—	—

1.	See detail of cash retainers for board and committee service in chart below.

2.
As described above, Hawaiian Electric nonemployee directors who are not also HEI directors received shares of HEI Common Stock valued at $40,000 as the 2014 annual grant under the HEI 2011 Nonemployee Director Stock Plan for their service as directors of Hawaiian Electric.

3.
Messrs. Fargo and Taketa and Ms. Fowler also served on the HEI Board in 2014. Information concerning their compensation for such service is set forth in Part III of the Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.

The table below shows cash retainers paid to Hawaiian Electric nonemployee directors for Hawaiian Electric board and committee service, including extra meeting fees, in 2014.

Name	Hawaiian Electric Board ($)	Hawaiian Electric Audit Committee ($)	Hawaiian Electric Nonvoting Representative to HEI Compensation Committee ($)	Total Fees Earned or Paid in Cash ($)
Don E. Carroll	44,000	4,000	6,000	54,000
Thomas B. Fargo	—	—	—	—
Peggy Y. Fowler	—	4,000	—	4,000
Timothy E. Johns	43,000	10,000	—	53,000
Micah A. Kane	43,000	—	—	43,000
Bert A. Kobayashi, Jr.	44,000	—	—	44,000
Kelvin H. Taketa	—	—	—	—

Hawaiian Electric Board and HEI Compensation Committee Report
The Hawaiian Electric Board and the HEI Compensation Committee have reviewed and discussed with management the foregoing Compensation Discussion & Analysis. Based on such review and discussion, the HEI Compensation Committee recommended to the Hawaiian Electric Board, and taking into account such recommendation the Hawaiian Electric Board approved, that the Compensation Discussion & Analysis be included in this Exhibit 99.1 and incorporated by reference in the Hawaiian Electric 2014 Annual Report on Form 10-K with which this Exhibit 99.1 is filed.
Hawaiian Electric Board of Directors
Constance H. Lau, Chairman
Don E. Carroll
Thomas B. Fargo
Peggy Y. Fowler
Timothy E. Johns
Micah A. Kane
Bert A. Kobayashi, Jr.
Alan M. Oshima
Kelvin H. Taketa

Compensation Committee of the HEI Board of Directors
Thomas B. Fargo, Chairperson
A. Maurice Myers
Jeffrey N. Watanabe

Compensation Committee Interlocks and Insider Participation
The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees Hawaiian Electric executive compensation matters. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters. Hawaiian Electric director Thomas B. Fargo, who is also an HEI director, is the chairperson of the HEI Compensation Committee. Hawaiian Electric director Don E. Carroll attends meetings of the HEI Compensation Committee as a non-voting representative of the Hawaiian Electric Board.
During the last fiscal year, the following Hawaiian Electric officers, who are also directors of Hawaiian Electric, participated in deliberations of the Hawaiian Electric Board regarding Hawaiian Electric executive compensation matters:

•
Hawaiian Electric Chairman of the Board Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by Hawaiian Electric, participated in deliberations of the HEI Compensation Committee in recommending, and of the Hawaiian Electric Board in determining, compensation for Hawaiian Electric’s President & CEO and other Hawaiian Electric named executive officers.

•
Former Hawaiian Electric President & CEO Richard M. Rosenblum and current President & CEO Alan M. Oshima, who was and is, respectively, also a Hawaiian Electric director, were responsible for evaluating the performance of the other Hawaiian Electric named executive officers and other Hawaiian Electric senior officers based on performance goals and subjective measures, and for proposing compensation for those officers to the HEI Compensation Committee for recommendation to the Hawaiian Electric Board. Mr. Rosenblum and Mr. Oshima did not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, their own compensation, but did participate in deliberations of the Hawaiian Electric Board to determine the compensation of the other Hawaiian Electric named executive officers.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners
Hawaiian Electric Common Stock
HEI owns all of Hawaiian Electric’s outstanding Common Stock, which is Hawaiian Electric’s only class of securities generally entitled to vote on matters requiring shareholder approval.
Hawaiian Electric Preferred Stock
Various series of Hawaiian Electric Preferred Stock have been issued and are outstanding. Shares of Hawaiian Electric Preferred Stock are not considered voting securities, but upon certain defaults in dividend payments holders of Hawaiian Electric Preferred Stock may have the right to elect a majority of the directors of Hawaiian Electric. HEI owns 100,000 shares of Hawaiian Electric Preferred Stock, or approximately 9% of the 1,114,657 shares of Hawaiian Electric Preferred Stock outstanding. No Hawaiian Electric directors, executive officers or named executive officers (as listed in the Compensation Discussion & Analysis above) own Hawaiian Electric Preferred Stock.
HEI Common Stock
The table below shows the number of shares of HEI Common Stock beneficially owned by each person who is a current Hawaiian Electric director, each Hawaiian Electric named executive officer (as listed in the Compensation Discussion & Analysis above) and directors and executive officers as a group as of February 12, 2015.

	Amount and Nature of Beneficial Ownership of HEI Common Stock
Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Stock Options/ Restricted Stock Units (4)	Total (5)
Nonemployee directors
Don E. Carroll	33,420	—	—	—	33,420
Thomas B. Fargo	—	30,547	—	—	30,547
Peggy Y. Fowler	1,244	20,328	—	—	21,572
Timothy E. Johns	32,636	—	—	—	32,636
Micah A. Kane	4,892	—	—	—	4,892
Bert A. Kobayashi, Jr.	21,694	—	—	—	21,694
Kelvin H. Taketa	34,793	—	—	—	34,793
Employee director
Constance H. Lau	418,299	—	—	14,682	432,981
Employee director and Named Executive Officer
Richard M. Rosenblum	53,635	—	—	13,935	67,570
Alan M. Oshima	—	17,592	—	1,465	19,057
Other Named Executive Officers
Dan V. Giovanni	1,647	—	—	1,754	3,401
Stephen M. McMenamin	10,739	—	—	664	11,403
Tayne S. Y. Sekimura	25,618	—	—	1,994	27,612
Patricia U. Wong	32,446	—	—	702	33,148
All directors and executive officers as a group (16 persons)	645,990	68,467	—	20,959	735,416

(1)
Includes the following shares held as of February 12, 2015 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 100 shares for Ms. Lau; 991 shares for Ms. Sekimura; 4,753 shares for Ms. Wong; and 12,049 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date.

(2)	Shares registered in trust with the individual and spouse serving as co-trustees.

(3)	Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims beneficial interest.

(4)
Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 12, 2015 pursuant to stock options, stock appreciation rights, restricted stock units and related dividend equivalent rights thereon, including shares which retirement eligible individuals have a right to acquire upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group as described in footnote (5) below, but are not deemed to be outstanding as to any other person.

(5)
As of February 12, 2015, the directors and executive officers of Hawaiian Electric as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI Common Stock as of that date and no shares were pledged as security.

A change in control will occur if the Merger, as contemplated by the Merger Agreement, is consummated.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related Person Transactions
The HEI Board has adopted a related person transaction policy that is specifically incorporated in HEI’s Corporate Code of Conduct. The Corporate Code of Conduct, including the related person transaction policy, also applies to Hawaiian Electric and its subsidiaries. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the HEI Board, acting through the HEI Nominating and Corporate Governance Committee, will approve a related person transaction involving a director or an officer if the HEI Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI’s Corporate Code of Conduct.
There have been no transactions since January 1, 2014, and there are no currently proposed transactions, in which Hawaiian Electric or any of its subsidiaries was a participant, the amount involved exceeds $120,000, and any related person (as defined in Item 404 of Regulation S-K) had or will have a direct or indirect material interest.
Director Independence
Hawaiian Electric has a guarantee with respect to 6.5% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the NYSE. Because HEI has common stock listed on NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from NYSE listing standards 303A.01 and 303A.02 regarding director independence.
Although Hawaiian Electric is exempt from NYSE listing standards 303A.01 and 303A.02, Hawaiian Electric voluntarily endeavors to comply with these standards for director independence. The HEI Nominating and Corporate Governance Committee assists the Hawaiian Electric Board with its independence determinations.
For a director to be considered independent under NYSE listing standards 303A.01 and 303A.02, the Hawaiian Electric Board must determine that the director does not have any direct or indirect material relationship with Hawaiian Electric or its parent or subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company’s external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to or from entities with which the director or an immediate family member of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year.
The HEI Nominating and Corporate Governance Committee and the Hawaiian Electric Board considered the information below, which was provided by Hawaiian Electric directors and/or by HEI and its subsidiaries, concerning relationships between (i) Hawaiian Electric or its affiliates and (ii) the director, the director’s immediate family members or entities with which such directors or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the HEI Nominating and Corporate Governance Committee, the Hawaiian Electric Board determined that all of the nonemployee directors of Hawaiian Electric (Messrs. Carroll, Fargo, Johns, Kane, Kobayashi and Taketa and Ms. Fowler) are independent. The remaining directors of Hawaiian Electric, Ms. Lau and Mr. Oshima, are employee directors.

1.
With respect to Messrs. Carroll, Johns, Kane, Kobayashi and Taketa, the Hawaiian Electric Board considered amounts paid during the last three fiscal years to purchase electricity from Hawaiian Electric (the sole public utility providing electricity to the island of Oahu) by entities by which the director was employed or a family member of the director was an executive officer. None of the amounts paid by these entities for electricity (excluding pass-through charges for fuel, purchased power and Hawaii state revenue taxes) within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent. The Hawaiian Electric Board also considered that Hawaiian Electric is the sole source of electric power on the island of Oahu and that the rates Hawaiian Electric charges for electricity are fixed by state regulatory authority. Since purchasers of electricity from Hawaiian Electric have no choice as to supplier and no ability to negotiate rates or other terms, the Hawaiian Electric Board determined that these relationships do not impair the independence of Messrs. Carroll, Johns, Kane, Kobayashi or Taketa.

2.
With respect to Mr. Taketa, the Hawaiian Electric Board considered the amount of charitable contributions during the last three fiscal years from HEI and its subsidiaries to the nonprofit organization where he serves as an executive officer and modest fees paid during the last three fiscal years to such organization for management of grant and scholarship programs. In concluding that such charitable donations and management fees did not affect Mr. Taketa’s independence, the Hawaiian Electric Board considered that none of the foregoing amounts within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent. The Hawaiian Electric Board also considered the fact that Company policy requires that charitable contributions from HEI or its subsidiaries to entities where a director serves as an executive officer, and where the director has a direct or indirect material interest, and the aggregate amount would exceed $120,000 in any single fiscal year, be pre-approved by the HEI Nominating and Corporate Governance Committee and ratified by the Board.

3.
With respect to Messrs. Fargo, Johns and Kane, the Hawaiian Electric Board considered other director or officer positions held by those directors at entities for which a Hawaiian Electric officer serves or served as a director and determined that none of these relationships affected the independence of these directors. None of these relationships resulted in a compensation committee interlock or would automatically preclude independence under the NYSE standards.

4.
With respect to Mr. Johns, the Hawaiian Electric Board considered health insurance premiums paid by HEI, Hawaiian Electric and Hawaiian Electric’s subsidiaries to an entity where Mr. Johns is an executive officer. The health insurance premiums paid by HEI, Hawaiian Electric and Hawaiian Electric’s subsidiaries did not exceed the NYSE threshold that would automatically result in a director not being independent in any single year in any of the last three fiscal years. In addition, the Hawaiian Electric Board considered the fact that the relationship between Hawaiian Electric and the entity by which Mr. Johns is employed was established several decades before Mr. Johns’ employment by such entity.

5.
With respect to Mr. Kobayashi, Jr., the Hawaiian Electric Board determined that the service of his father as an ASB director did not impair Mr. Kobayashi, Jr.’s independence as a Hawaiian Electric director.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
Principal accountant fees
The table below shows the fees paid or payable to PricewaterhouseCoopers LLP (Hawaiian Electric’s independent registered public accounting firm) relating to the audit of the Consolidated Financial Statements for 2014 with respect to Hawaiian Electric and fees for other professional services billed to Hawaiian Electric in 2014 with comparative amounts for 2013:

	2014	2013
Audit fees (principally consisted of fees associated with the audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, statutory audits, review of registration statements and issuance of consents)	$1,223,000	$1,236,000
Audit-related fees (consisted of fees associated with the audit of the financial statements of certain employee benefit plans, the agreed upon procedures for revenue balancing accounts, the agreed upon procedures in 2014 related to green energy market securitization, and the Department of Energy grant attestation in 2013)	202,000	137,000
Tax fees	61,340	59,000
All other fees	—	—
	$1,486,340	$1,432,000

Pre-Approval Policies
Pursuant to its charter, the Hawaiian Electric Audit Committee provides input to the HEI Audit Committee regarding pre-approval of all audit and permitted non-audit services of the independent registered public accounting firm engaged to audit the Consolidated Financial Statements with respect to Hawaiian Electric. The Hawaiian Electric Audit Committee may delegate this responsibility to one or more of its members, provided that such member or members report to the full committee at its next regularly scheduled meeting any such input provided to the HEI Audit Committee. The Hawaiian Electric Audit Committee has delegated such responsibility to its chairperson. With such input, the HEI Audit Committee pre-approved all of the audit and audit-related services reflected in the table above.